UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Verizon Communications Inc.

140 West Street

New York, New York 10007

March 22, 2010

Dear Fellow Shareholders:

On behalf of the Board of Directors, we invite you to attend Verizon’s 2010 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 6, 2010 at 10:30 a.m., local time, at The Peabody Little Rock, Three Statehouse Plaza, Little Rock, Arkansas. You can find directions to the meeting on the admission ticket attached to your proxy card, in the proxy statement and online at www.verizon.com/investor.

The annual meeting is an opportunity to discuss matters of general interest to Verizon’s shareholders and for you to vote on the items included in the proxy statement. At this year’s meeting, you will be asked to elect Directors, ratify the appointment of the independent registered public accounting firm, cast an advisory vote related to Verizon’s executive compensation program, and consider seven shareholder proposals. The Board of Directors recommends that you vote FOR items 1 through 3 and AGAINST items 4 through 10.

Only Verizon shareholders may attend the annual meeting. If you are a registered Verizon shareholder, your admission ticket is attached to your proxy card. If you hold your shares through a bank, broker or other institution, the proxy statement explains how to obtain an admission ticket at the meeting.

Your vote is very important. Please take the time to vote promptly so that your shares are represented at the meeting. We appreciate your participation and your ongoing interest in Verizon.

Sincerely,

Chairman and Chief Executive Officer

Your vote is important. Please vote promptly.

You may vote online, by telephone or

by signing, dating and returning

the enclosed proxy card.

Notice of Annual Meeting of Shareholders

Time and Date	10:30 a.m., local time, on May 6, 2010

Place	The Peabody Little Rock Three Statehouse Plaza Little Rock, Arkansas 72201

Items of Business	• Elect 13 Directors

• Ratify the appointment of the independent registered public accounting firm

• Provide an advisory vote related to Verizon’s executive compensation program

• Act upon the shareholder proposals described in the proxy statement that are properly presented at the meeting

• Consider any other business that is properly brought before the meeting

How to Vote	If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card. You may also vote in person at the annual meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that they provide. We encourage you to vote your shares as soon as possible.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 22, 2010

Important Notice Regarding Availability of Proxy Materials for Verizon’s

Shareholder Meeting to be Held on May 6, 2010.

The Proxy Statement and Annual Report to Shareowners are available at www.edocumentview.com/vz.

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 22, 2010, and it is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. The Board of Directors is soliciting proxies in connection with the 2010 Annual Meeting of Shareholders and encourages you to read this proxy statement and vote your shares online, by telephone or by mailing your proxy card.

Annual Meeting Information

Date and location.  Verizon’s annual meeting will be held on Thursday, May 6, 2010, at 10:30 a.m., local time, at The Peabody Little Rock, Three Statehouse Plaza, Little Rock, Arkansas 72201.

Admission.  Only Verizon shareholders may attend the meeting, and you will need an admission ticket or other proof of stock ownership to be admitted to the meeting.

•	If you are a registered shareholder, an admission ticket is attached to your proxy card. If you plan to attend the annual meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting.
•	If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 8, 2010, the record date for the meeting.

The Peabody Little Rock is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please mail your request to the Assistant Corporate Secretary at the address shown on page 5 under “Contacting Verizon” no later than April 26, 2010.

For safety and security reasons, we do not permit anyone to bring cameras, recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the meeting.

Voting Procedures and Related Matters

➢	Who may vote?

Shareholders of record as of the close of business on March 8, 2010, the record date, may vote at the meeting. As of March 8, 2010, there were approximately 2.84 billion shares of common stock outstanding and entitled to vote.

➢	How do I vote my shares?

Registered Shares.   If you hold your shares in your own name, you may vote by proxy in three convenient ways:

•	Online: Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card in order to vote online. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.
•	By telephone: Call toll-free 1-800-652-VOTE (8683) within the U.S., U.S. territories and Canada on a touch tone telephone and follow the instructions. You will need to provide certain information that is printed on your proxy card in order to vote by phone.
•	By mail: Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the annual meeting, please retain the admission ticket attached to the proxy card.

You may also vote in person at the meeting.

Verizon Savings Plan Shares.  If you are or were an employee and hold shares in a Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. However, you cannot vote your savings plan shares in person at the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on May 3, 2010.

Street Name Shares.  If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

➢	How do I find electronic proxy materials?

This proxy statement and the Annual Report to Shareowners are available to view or download at www.edocumentview.com/vz. If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

➢	How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting. If you vote online or by telephone, you must indicate whether you wish to vote for, against or abstain from voting on each item.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 8, 2010 and that you hold in a Verizon savings plan or in your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm and in favor of the advisory vote related to executive compensation, and the proxy committee will vote your shares against the seven shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. If you wish to give your proxy to someone other than the proxy committee, please cross out the names of the proxy committee and add the name of the person you wish to designate as your proxy.

➢	Can I change my vote?

Registered Shares.  If you hold your shares in your own name, you can change your vote by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan Shares.  If you hold shares in a Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on May 3, 2010.

Street Name Shares.  If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to change your vote.

➢	What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to approve each management and shareholder proposal.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

➢	How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count towards the quorum and are not voted.

Abstentions.  Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker Non-Votes.  If you hold your shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the annual meeting, that firm has the discretion to vote your shares on matters that the New York Stock Exchange, referred to as the NYSE, has determined are routine. Routine items include the ratification of the independent registered public accounting firm and the advisory vote related to executive compensation. The bank, broker or institution that holds your shares cannot vote your shares on non-routine matters, such as the election of directors and the shareholder proposals. We refer to this as a “broker non-vote.” We only count broker non-votes in determining whether a quorum is present.

➢	Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

➢	Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission, referred to as the SEC, no later than May 12, 2010. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/investor promptly after the meeting.

➢	Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

➢	Who is Verizon’s proxy solicitor?

Georgeson Inc. is assisting in the distribution of proxy materials and solicitation of votes for a base fee of $18,000, plus reimbursable expenses and custodial charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

➢	May I receive my proxy materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	To sign up, go to www.eTree.com/verizon and follow the directions.
•	You may also sign up when you vote online at www.envisionreports.com/vz.
•	If you have enrolled in Computershare’s Investor Centre, you may also sign up on www.computershare.com/verizon by clicking on “eDelivery Options” on the “My Holdings” tab.

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an e-mail explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare Trust Company, N.A. by one of the methods described under “Contacting Verizon.”

➢	There are several shareholders at my address. Why did we receive only one set of proxy materials?

We have adopted a procedure called “householding” that was approved by the SEC. This means that eligible shareholders who share a single address receive only one copy of the Annual Report to Shareowners and proxy statement at their home address unless we receive notice that they wish to continue to receive individual copies.

If you would like to receive individual copies of the proxy materials, we will provide them promptly upon your request. You may request individual copies of the proxy materials by contacting Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

➢	Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;
•	You are a registered shareholder and also hold shares through a bank, broker or other institution;
•	You hold shares through more than one bank, broker or other institution; or
•	You and another member of your household hold shares through different banks, brokers or institutions.

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card that you receive, whether it comes from Computershare or from a bank, broker or other institution.

➢	How can I request a single set of proxy materials for my household?

If you are receiving more than one set of proxy materials because there is more than one registered shareholder in your household, please contact Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

➢	How do I submit a shareholder proposal for next year’s annual meeting?

A shareholder may submit a proposal for inclusion in the proxy statement for the 2011 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. We must receive the proposal no later than November 22, 2010. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with the rules of the SEC.

➢	May shareholders nominate directors or submit other business for next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2011 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing on or after January 6, 2011 and no later than February 5, 2011;
•	Include his or her name, record address and Verizon share ownership;
•	Include specific information about the shareholder proponent, any beneficial owner, any nominee and their respective affiliates and associates, including disclosure of derivative and hedging positions in Verizon securities, any agreements or arrangements with other persons related to the proposed nomination or business, any material interest of such persons in such matter, any agreement with others regarding the acquisition, holding or voting of Verizon securities and information about those with whom such persons are acting in concert; and
•	Update this information as of the record date and after any subsequent change.

The notice must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. A shareholder may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Contacting Verizon

➢	How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 29th Floor

New York, New York 10007

➢	How to contact Verizon’s Transfer Agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact them if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail:	Computershare Trust Company, N.A. P.O. Box 43078 Providence, Rhode Island 02940-3078

By telephone:	1-800-631-2355

Online:	www.computershare.com/verizon

About Verizon’s Governance Practices

Commitment to Good Governance Practices

The Board of Directors is committed to maintaining high standards of corporate governance. To help ensure that it meets this commitment, the Board conducts an annual evaluation of its practices and processes. The Presiding Director oversees the evaluation and chairs the Board meeting and executive session where the Board reviews and discusses the results of this evaluation. Each Board Committee also conducts an evaluation of its practices and processes. The Corporate Governance and Policy Committee is responsible for ensuring that the membership, structure, policies and practices of the Board and its Committees facilitate the effective exercise of the Board’s role in the governance of Verizon. The Board has approved Corporate Governance Guidelines that provide a framework for the operation of the Board and address key governance practices. The Corporate Governance and Policy Committee monitors developments in corporate governance, considers the views of Verizon’s shareholders and periodically recommends that the Board make changes to its policies and practices or to the Guidelines.

A copy of the Guidelines is included in this proxy statement beginning at page A-1. We have also posted the Guidelines on the Corporate Governance section of our website at www.verizon.com/investor. All of Verizon’s corporate governance materials, including its certificate of incorporation, bylaws, Committee charters and policies, are also posted on the website. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Key Corporate Governance Provisions

Majority voting in Director elections.  Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in uncontested elections. This provision can only be changed by a majority vote of the shareholders.

Shareholder right to request a special meeting of shareholders.  Verizon’s bylaws provide that the Board will call a special meeting of shareholders upon the request of a holder of at least 10% or holders of at least 25% of Verizon’s outstanding common stock.

Independence standards.  The Board has adopted standards for assessing the independence of our Directors, which are stricter than the standards required by the NYSE or the Nasdaq Stock Market, referred to as Nasdaq. All non-employee Directors are independent. You can find more information about the independence of the non-employee Directors under “Independence” on page 8.

Chairman; Presiding Director.  Each year, the Board elects one of its members to serve as Chairman. The Board reviews its governance structure and the qualifications of each Director and determines which Director is best qualified to chair the Board. The Board believes that Verizon and its shareholders are best served by having a Chairman who has a wide-ranging, in-depth knowledge of Verizon’s business operations and the competitive landscape and who can best identify the strategic issues to be considered by the Board. Based on his extensive experience and knowledge of Verizon’s competitive challenges and opportunities, the Board has determined that at this time the Chief Executive Officer is the Director best qualified to serve in the role of Chairman. At the same time, in order to maintain an appropriate level of independent checks and balances in its governance, the independent members of the Board have elected a Presiding Director who has the authority to review and approve the information provided to the Board and to provide independent leadership, including in the evaluation and compensation of the CEO. Dr. Sandra O. Moose is currently the Presiding Director. More specifically:

The Chairman:

•	Chairs all meetings of the Board, other than executive sessions;
•	Identifies strategic issues that should be considered for the Board agenda, subject to the approval of the Presiding Director; and
•	Consults with the Presiding Director in the development of the schedule, agenda and materials for all meetings of the Board.

The Presiding Director:

•	Chairs executive sessions, including the evaluation of the performance and compensation of the CEO;
•	Chairs any meeting of the Board if the Chairman is not present;
•	Approves the schedule, agenda and materials for all meetings of the Board, in consultation with the Chairman;
•	Acts as liaison with the Chairman, in consultation with the other independent Directors who continue to have direct and complete access to the Chairman at any time they deem necessary or appropriate; and
•	Presides over the Board’s annual self-evaluation.

The Presiding Director has the authority to call meetings of the Board, as well as executive sessions of the Board, and will do so at the request of any other Director. Any shareholder or interested party may communicate directly with the Presiding Director.

In addition, the agenda for each Board meeting and the schedule of meetings is available to all Directors in advance so that any Director can review and request changes. Moreover, all Directors have unrestricted access to management at all times and communicate informally with management on a variety of topics.

The Board believes that shareholders are best served by the Board’s current leadership structure, because the Corporate Governance Guidelines and the Company’s policies and procedures provide for an empowered, independent Presiding Director and the full involvement of the independent members of the Board in the Board’s operations and its decision making.

Succession planning.  Pursuant to the Guidelines, the Board has in place an effective succession planning process which includes ongoing consultation with the Chief Executive Officer and development of internal candidates and an annual review of the succession plan, as well as planning for future developments and emergency situations.

Stock ownership.  The Guidelines encourage Directors to hold at least 5,000 shares within five years of joining the Board. Shares held by a Director in any deferral plan are included in determining the number of shares held.

Limits on board service.  The Guidelines provide that a Director who serves as an executive officer of a public company should not serve on the board of more than three public companies, including the board of the company that employs him or her. Other Directors should not serve on more than six public company boards. The Guidelines also limit Verizon executive officers to serving on no more than two public company boards.

Mandatory retirement.  A Director will retire from the Board at the Board meeting that follows his or her 72nd birthday except that Directors who would otherwise have been required to retire in 2009 will retire from the Board at the 2011 Annual Meeting of Shareholders. The CEO must resign from the Board effective at the time he or she no longer serves as CEO.

Shareholder approval of poison pill.  Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Under the Guidelines, if the Board decides to adopt a poison pill, it must be approved by shareholders within one year and then re-approved every three years.

Shareholder advisory vote related to executive compensation.  The Guidelines provide that the Company will have an annual non-binding vote related to executive compensation at the annual meeting of shareholders.

Recapture of incentive payments.  The Human Resources Committee of the Board has adopted a policy that enables Verizon to recapture and cancel incentive payments received by an executive who has engaged in financial misconduct to ensure that executives do not benefit from engaging in such misconduct.

Policy on executive severance agreements.  Verizon will not enter into any new employment agreement or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment, without seeking shareholder ratification of the agreement. This policy is described in more detail on page 44.

Business Conduct and Ethics

Verizon is committed to operating our business with the highest level of integrity, responsibility and accountability. We have adopted a strict Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance in preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in compliance with the spirit of the Code of Conduct, as well as comply with the specific ethical provisions of the Corporate Governance Guidelines. We have posted the Code of Conduct on the Corporate Governance section of our website at www.verizon.com/investor. You can also obtain a copy by writing to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Board is strongly predisposed against waiving any of the business conduct and ethics provisions applicable to Directors or executive officers and has not done so. In the unlikely event of a waiver, we will promptly disclose the Board’s action on our website.

Related Person Transaction Policy

The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions involving Verizon and any of our Directors or executive officers or their immediate family members to determine if any of the individual participants has a material interest in the transaction. Based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any member of the Committee who is involved in a transaction under review cannot participate in the Committee’s decision about that transaction.

From time to time Verizon may have employees who are related to our executive officers or Directors. Francis J. Shammo, President – Telecom and Business, has a brother-in-law who is employed by one of the Company’s subsidiaries and earned approximately $317,000 in 2009. John G. Stratton, who served as Verizon’s Executive Vice President and Chief Marketing Officer during 2009, has a daughter who is employed by one of the Company’s subsidiaries and earned approximately $130,000 in 2009. In each case, the amount of compensation was commensurate with that of other employees in similar positions.

Shareholder Communications with Directors

The Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process and has adopted the following procedure to facilitate this communication. Please direct any correspondence to the Board, any Committee of the Board, the Presiding Director, any Committee Chairperson or individual Director or the non-employee Directors as a group to:

Verizon Communications Inc.

Board of Directors [or Committee name, Presiding Director, Committee Chairperson, individual

Director or non-employee Directors as a group, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

The independent Directors have approved a process for forwarding correspondence about Verizon to members of the Board.

About the Board of Directors and its Committees

Verizon’s Board of Directors has the independence, professional experience, expertise and commitment to effectively oversee management’s performance and act in the long-term best interests of shareholders.

Independence

Verizon’s Corporate Governance Guidelines require that a substantial majority of the members of the Board be independent Directors. The Guidelines establish standards for evaluating the independence of each Director. A Director is considered independent if the Board finds that the Director is independent under the NYSE’s and Nasdaq’s governance standards and the additional standards included in the Guidelines, which identify the types of relationships that, if material, would impair a Director’s independence. The standards set monetary thresholds at which the Board would consider the relationships to be material. To determine that a Director is independent, the Board must find that a Director does not have any relationship that is likely to impair his or her ability to act independently. The Board makes this determination by evaluating the facts and circumstances for each Director.

The Corporate Governance and Policy Committee conducts an annual review of the independence of members of the Board and its Committees and reports its findings to the full Board. Based on the recommendation of the Corporate Governance and Policy Committee, the Board has determined that the 12 incumbent non-employee Directors who are standing for election are independent: Richard L. Carrión, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Thomas H. O’Brien, Clarence Otis, Jr., Hugh B. Price, Rodney E. Slater, John W. Snow and John R. Stafford.

In determining the independence of Mr. Carrión, Mr. Lane, Mr. Neubauer, Mr. Otis, Mr. Price, Mr. Slater and Dr. Snow, the Board considered payments for telecommunications services that the companies that employ them made to Verizon. In determining Mr. Neubauer’s independence, the Board also considered payments that Verizon made under a competitively bid contract for food and facility management services to the company that employs him. In determining Mr. Slater’s independence, the Board also considered payments that Verizon made to the law firm which employs him for legal services under an engagement which was terminated in 2009. In applying the independence standards, the independent Directors have determined that these general business transactions and relationships were not material under the standards in the Guidelines and do not impair the ability of those Directors to act independently.

Attendance at Meetings

In 2009, the Board of Directors met nine times. Seven meetings were regularly scheduled and two were special meetings. No Director standing for election attended fewer than 75% percent of the total number of meetings of the Board and the Committees to which the Director was assigned. The average attendance was 96%.

Directors are expected to attend the annual meeting of shareholders. In 2009, all of the Directors attended the annual meeting.

The independent Directors meet regularly in executive session without any members of management present. The independent Directors are required to meet in executive session at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, the independent Directors typically meet in executive session at the end of each Board meeting.

Committees of the Board

The Board of Directors has established three standing Committees – the Audit Committee, the Corporate Governance and Policy Committee and the Human Resources Committee. Each standing Committee has a written charter that defines the specific responsibilities of that Committee. The Committee charters are available on the Corporate Governance section of our website at www.verizon.com/investor. You may also obtain a copy of a charter by sending a written request to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Chairperson of each standing Committee approves the agenda and materials for each meeting. At least once a year, each standing Committee performs a self-assessment and reviews its processes and practices to ensure that the Committee has sufficient information, resources and time to fulfill its obligations and to determine whether any changes should be made to its processes, practices or charter. Each standing Committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

➢	The Audit Committee

Members:	Donald T. Nicolaisen, Chairperson	Sandra O. Moose
	M. Frances Keeth	Thomas H. O’Brien
	Robert W. Lane	Clarence Otis, Jr.

The Board has determined that each member of the Committee is an audit committee financial expert and meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met 11 times during 2009. The report of the Audit Committee is included on page 12 of this proxy statement.

Summary of Key Responsibilities:

•	Review risk management and controls, including the process of identifying and monitoring high-priority risks and developing effective mitigation strategies which management incorporates into its strategic decision-making, and report to the Board on these matters;
•	Oversee financial reporting and disclosure matters, including
O	Annual audited and quarterly unaudited financial statements and related footnotes and disclosures; and
O	Any significant events, transactions, changes in accounting estimates or changes in important accounting principles and any major issues as to adequacy of internal controls;
•	Oversee Verizon’s internal audit function;
•	Oversee Verizon’s processes for ethical, legal and regulatory compliance;
•	Review the performance and qualifications of the independent registered public accounting firm (including their independence);
•	Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets; and
•	Assess procedures for the handling of complaints relating to accounting, internal accounting controls or auditing matters.

➢	The Corporate Governance and Policy Committee

Members:	Sandra O. Moose, Chairperson	Donald T. Nicolaisen
	Richard L. Carrión	Hugh B. Price
	M. Frances Keeth	John W. Snow

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met seven times in 2009.

Summary of Key Responsibilities:

•	Evaluate the structure and practices of the Board and its Committees, including size, composition, independence and governance policies;
•	Recommend to the Board changes or additions to the Board’s policies or the Guidelines;
•	Evaluate the qualifications of candidates for election as Directors and present recommendations to the Board;
•	Review potential related person transactions; and
•	Review Verizon’s processes related to charitable contribution policies, selected social, environmental, regulatory and political matters, compliance with equal opportunity and diversity initiatives and safety issues.

➢	The Human Resources Committee

Members:	Joseph Neubauer, Chairperson	Clarence Otis, Jr.
	Richard L. Carrión	John W. Snow
	Robert W. Lane	John R. Stafford

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met six times in 2009. The report of the Human Resources Committee is included on page 27 of this proxy statement.

Summary of Key Responsibilities:

•	Oversee the development of Verizon’s compensation policies and practices for senior management;
•	Approve corporate goals relevant to the CEO’s compensation;
•	Evaluate the CEO’s performance in light of goals and recommend his compensation to the Board;
•	Consider Verizon’s policies and practices with respect to succession planning; and
•	Review and recommend to the Board the compensation and benefits for non-employee Directors.

Nomination of Candidates for Director

The Corporate Governance and Policy Committee considers and recommends candidates for Director. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. To be eligible for consideration, any proposed candidate must:

•	Be ethical;
•	Have proven judgment and competence;
•	Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of Verizon;
•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and
•	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In evaluating candidates, the Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The Committee specifically reviews the qualifications of each candidate for election or re-election, including for incumbent Directors, his or her understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence, including any relationships with Verizon. Prior to nomination, each candidate for election must consent to stand for election, and each incumbent Director standing for re-election must provide an irrevocable, conditional resignation to the Committee. If the Director standing for re-election does not receive a majority of the votes cast for his or her election at the annual meeting, the independent members of the Board will determine whether to accept the resignation and will disclose their decision within 90 days of the certification of the election results.

After the Committee has completed its evaluation of all candidates, it presents its recommendation to the Board for consideration and approval. The Committee also discusses with the Board any candidates who were submitted to and considered by the Committee but not recommended for election or re-election as Directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at www.verizon.com/investor.

Based on the process described above, the Committee recommended and the Board determined to nominate each of the incumbent Directors for re-election at the 2010 Annual Meeting of Shareholders. The Committee and Board concluded that each of the incumbent Directors should be nominated for re-election based on the experience, qualifications, attributes and skills identified in the biographical information contained under “Election of Directors” on pages 13 to 17. The Committee and the Board assessed these factors in light of Verizon’s businesses, which provide a broad array of wireless and wireline telecommunications products and services to individuals, businesses, governments and wholesale customers in the United States and around the world. In particular, the Committee and the Board considered the following factors:

•	Each nominee has extensive experience guiding large, complex organizations as executive leaders or board members;
•	The nominees’ experiences relate to and derive from a broad range of occupations and industries, which provides both differing viewpoints among the nominees and familiarity with many diverse markets targeted by the Company’s businesses and environments that can affect the implementation and execution of the Company’s business plans. These include government and public policy (Mr. Nicolaisen, Mr. Slater and Dr. Snow), professional services (Dr. Moose, Mr. Neubauer, Mr. Nicolaisen and Mr. Price), public interest (Mr. Price), financial services (Mr. Carrión and Mr. O’Brien), manufacturing (Ms. Keeth, Mr. Lane and Mr. Stafford), hospitality (Mr. Neubauer and Mr. Otis), health care (Mr. Stafford), telecommunications (Dr. Moose and Mr. Seidenberg), and transportation and logistics (Mr. Slater and Dr. Snow);
•	The nominees’ experiences include addressing several business sectors and operational challenges applicable to the Company’s businesses. These areas include consumer goods (Dr. Moose, Mr. Lane and Mr. Stafford), consumer services (Mr. Carrión, Mr. Neubauer, Mr. O’Brien, Mr. Otis and Mr. Seidenberg), business services (Mr. Carrión, Mr. Neubauer, Mr. Nicolaisen, Mr. O’Brien, Mr. Price, Mr. Seidenberg, Mr. Slater and Dr. Snow), retail operations (Mr. Lane, Mr. Otis and Mr. Seidenberg), international operations (Ms. Keeth, Mr. Lane, Mr. Stafford and Dr. Snow), strategic partnerships (Ms. Keeth and Mr. Slater) and regulated industries (Mr. Stafford); and
•	The nominees have significant substantive expertise in several areas applicable to service on the Board and its Committees, including finance (Mr. Carrión, Ms. Keeth, Mr. Lane, Mr. Neubauer, Mr. O’Brien and Mr. Otis), public company accounting and financial reporting (Ms. Keeth and Mr. Nicolaisen), strategic planning (Dr. Moose, Mr. Price and Mr. Slater), operations management (all of the nominees), corporate governance (Dr. Moose, Mr. Price and Mr. Seidenberg) and risk management (Mr. Carrión, Mr. Nicolaisen, Mr. O’Brien, Mr. Otis and Dr. Snow).

Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

Verizon has a robust enterprise risk management program. The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Senior Vice President – Internal Auditing, who functionally reports directly to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s Senior Vice President – Internal Auditing and the Company’s General Counsel. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Company’s executive compensation program, the Human Resources Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Report of the Audit Committee

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2009 and the effectiveness of Verizon’s internal controls over financial reporting as of December 31, 2009.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, the Nasdaq Stock Market and Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence and has discussed with the independent registered public accounting firm their independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K.

Following a review of the independent registered public accounting firm’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent registered public accounting firm for the fiscal year 2010.

Respectfully submitted,

Audit Committee

Donald T. Nicolaisen, Chairperson

M. Frances Keeth

Robert W. Lane

Sandra O. Moose

Thomas H. O’Brien

Clarence Otis, Jr.

Dated: March 3, 2010

Election of Directors

(Item 1 on Proxy Card)

All of the members of the Board of Directors are elected annually. The Board currently consists of 13 members. In the future the Board may increase or decrease the size of the Board.

The Board has nominated the 13 candidates listed below for election as Directors. Information about each candidate as of March 5, 2010 is set forth below. All of these candidates currently serve as Directors of Verizon. Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. However, if any candidate should become unavailable before the election, the proxy committee will vote the shares it represents for a substitute named by the Board.

Verizon’s bylaws require Directors to be elected by a majority of the votes cast. Each candidate has submitted an irrevocable, conditional letter of resignation that will be considered by the Board if that candidate fails to receive a majority of the votes cast.

The Board of Directors recommends that you vote FOR each of the following candidates:

RICHARD L. CARRIÓN Chairman and Chief Executive Officer of Popular, Inc. and Chairman and Chief Executive Officer of Banco Popular de Puerto Rico	Director since 1997 Director of NYNEX Corporation (1995 – 1997) Member of the Corporate Governance and Policy Committee and Human Resources Committee

Mr. Carrión, 57, has served for over 15 years as Chairman and Chief Executive Officer of both Popular, Inc., a diversified bank holding company, and Banco Popular de Puerto Rico, Popular’s principal bank subsidiary. Popular, Inc. is the largest financial institution based in Puerto Rico, with consolidated assets of $34.7 billion, total deposits of $25.9 billion and 9,400 employees as of December 31, 2009. In addition to his experience guiding these companies, Mr. Carrión has been a class A director of the Federal Reserve Bank of New York since January 2008. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

Public Directorships:   Mr. Carrión is a director of Popular, Inc., of which he has been chairman since 1993. In the past five years, Mr. Carrión has also served as a director of Telecomunicaciones de Puerto Rico, Inc. and Wyeth.

M. FRANCES KEETH	Director since 2006 Member of the Audit Committee and Corporate Governance and Policy Committee

Ms. Keeth, 63, was Executive Vice President, Chemicals of Royal Dutch Shell plc, an energy company, from 2005 to 2006. In this role Ms. Keeth was accountable for Shell’s global chemicals businesses, which produced $36.3 billion in third party revenue in 2006 and operated in 35 countries. During her 37-year career, Ms. Keeth held multiple positions of increasing responsibility at Shell in the finance and tax departments, including serving as Executive Vice President, Finance and Business Systems, Executive Vice President, Customer Fulfillment and Product Business Units and President and Chief Executive Officer of Shell Chemical LP, a U.S. operating company. In addition, from 1996 to 1997, Ms. Keeth was controller and principal accounting officer of Mobil Corporation.

Public Directorships:   Ms. Keeth is also a director of Arrow Electronics, Inc. (since 2004) and Peabody Energy Corporation (since 2009).

ROBERT W. LANE	Director since 2004 Member of the Audit Committee and Human Resources Committee

Mr. Lane, 60, served as Chairman and Chief Executive Officer of Deere & Company for over nine years, retiring from the CEO position in July 2009 and ceasing to serve as Chairman in February 2010. Deere & Company is an equipment manufacturer with 2009 revenues of $23.1 billion and approximately 51,000 employees. During his 28 years at Deere, Mr. Lane held positions of increasing responsibility across a wide variety of domestic and foreign units. These positions included serving as President and Chief Operating Officer of the company, President of the Worldwide Agricultural Equipment Division, Chief Financial Officer of the company and President and Chief Operating Officer of Deere Credit, Inc.

Public Directorships:   Mr. Lane is also a director of General Electric Company (since 2005) and Northern Trust Corporation (since 2009) and a member of the supervisory board of BMW AG (since 2009). In the past five years, Mr. Lane has also served on the board of Deere & Company as its Chairman.

SANDRA O. MOOSE President of Strategic Advisory Services LLC, a consulting firm	Director since 2000 Director of GTE Corporation (1978 – 2000) Presiding Director, Chairperson of the Corporate Governance and Policy Committee and Member of the Audit Committee

Dr. Moose, 68, was Senior Vice President and Director of The Boston Consulting Group, Inc. (BCG) until 2004. At BCG, Dr. Moose provided strategic planning, operational effectiveness and related consulting services to global clients in a variety of industries, including consumer and industrial goods, financial services and telecommunications, over a 35-year career. Dr. Moose managed BCG’s New York office from 1988 to 1998 and was Chair of the East Coast region, which accounted for approximately 20% of BCG’s overall revenues, from 1994 to 1999. In addition to her strategic planning expertise, Dr. Moose has been the chair or presiding director of several public companies and several charitable organizations, which has given her extensive expertise in corporate governance.

Public Directorships:   Dr. Moose is also Chairperson of the Board of Trustees of Natixis Advisor Funds (where she has served as a trustee of the funds and their predecessors since 1982) and Loomis Sayles Funds (where she has served as a trustee since 2003) and a director of The AES Corporation (since 2004). In the past five years, Dr. Moose has also served on the board of Rohm and Haas Company as its lead director.

JOSEPH NEUBAUER Chairman and Chief Executive Officer of ARAMARK Holdings Corporation	Director since 1995 Chairperson of the Human Resources Committee

Mr. Neubauer, 68, is Chairman and Chief Executive Officer of ARAMARK Holdings Corporation, a professional services company, and has served in those roles with ARAMARK and its predecessors for 25 years. ARAMARK’s approximately 255,000 employees provide food, hospitality, facility and uniform services in 22 countries and generated $12.3 billion in revenue during 2009. Mr. Neubauer joined ARAMARK’s predecessor, ARA Services, in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a Director. He was elected President in 1983, Chief Executive Officer in 1983 and Chairman in 1984.

Public Directorships:   Mr. Neubauer is also a director of Macy’s, Inc. (since 1992). In the past five years, Mr. Neubauer has also served as a director of Wachovia Corporation, the chairman of ARAMARK Corporation, and a director of CIGNA Corporation.

DONALD T. NICOLAISEN	Director since 2005 Chairperson of the Audit Committee and Member of the Corporate Governance and Policy Committee

Mr. Nicolaisen, 65, was Chief Accountant of the U.S. Securities and Exchange Commission from 2003 to 2005. In that role, Mr. Nicolaisen was responsible for establishing and enforcing accounting and auditing policy applicable to all U.S. reporting companies and for improving the professional performance of public company auditors. Prior to joining the SEC, he was a Partner in PricewaterhouseCoopers and its predecessors, which he joined in 1967. At PricewaterhouseCoopers, Mr. Nicolaisen served on the firm’s global and international boards, led the firm’s national office for accounting and SEC services from 1988 to 1994, led the firm’s financial services practice, and was responsible for auditing and providing risk management advice to large, complex multinational firms.

Public Directorships:   Mr. Nicolaisen is also a director of MGIC Investment Corporation (since 2006), Morgan Stanley (since 2006) and Zurich Financial Services (since 2006).

THOMAS H. O’BRIEN	Director since 1987 Member of the Audit Committee

Mr. O’Brien, 73, was Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc. Mr. O’Brien joined a predecessor of PNC in 1962. He served as Chief Executive Officer from 1985 until 2000 and Chairman from 1988 until 2001. During Mr. O’Brien’s tenure, PNC was one of the largest diversified financial services companies in the United States, with 2000 revenues of $5.1 billion and $69.8 billion in assets and $47.7 billion in deposits as of December 31, 2000. Mr. O’Brien was also Chairman of PNC Bank, N.A., a national banking institution, from 1993 to 2001.

Public Directorships:   Mr. O’Brien is also a director of BlackRock, Inc. (since 1999). In the past five years, Mr. O’Brien has also served as Chairman of The PNC Financial Services Group and a director of Hilb, Rogal and Hobbs Company.

CLARENCE OTIS, JR. Chairman and Chief Executive Officer of Darden Restaurants, Inc.	Director since 2006 Member of the Audit Committee and Human Resources Committee

Mr. Otis, 53, has been Chairman of Darden Restaurants, Inc., a restaurant holding company, since 2005 and Chief Executive Officer since 2004. Darden Restaurants is the largest company-owned and operated full-service restaurant company in the world. As of May 31, 2009, the company’s 179,000 employees operated 1,773 restaurants in the United States and Canada and generated fiscal 2009 sales of $7.2 billion. Mr. Otis joined Darden in 1995 as Vice President and Treasurer and held positions of increasing responsibility, including serving as Chief Financial Officer from 1999 until 2002, Executive Vice President from 2002 to 2004, and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden Restaurants, from 2002 to 2004. In addition to his consumer service, retail and finance experience at Darden Restaurants, Mr. Otis began serving as a class B director of the Federal Reserve Bank of Atlanta in January 2010. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

Public Directorships:   Mr. Otis has been a director of Darden Restaurants since 2004 and Chairman since 2005. He is also a director of VF Corporation (since 2004). In the past five years, Mr. Otis has also served as a director of St. Paul Travelers Companies, Inc.

HUGH B. PRICE Visiting Professor and Lecturer at the Woodrow Wilson School of Public and International Affairs, Princeton University and Non-Resident Senior Fellow at The Brookings Institution	Director since 1997 Director of NYNEX Corporation (1995 – 1997) Member of the Corporate Governance and Policy Committee

Mr. Price, 68, was President and Chief Executive Officer of the National Urban League from 1994 until 2003. During that time, Mr. Price restructured its board of directors, developed a new mission for the League and established its research and policy center. Following his work at the National Urban League, Mr. Price was Senior Advisor of DLA Piper Rudnick Gray Cary US LLP from 2003 to 2005 and a Senior Fellow of the Economic Studies Program at The Brookings Institution, an independent research and policy institute, from 2006 to 2008. He accepted his current positions at The Brookings Institution and Princeton University, a research university, in 2008. Prior to joining the National Urban League, Mr. Price held a variety of positions in journalism, law and public interest organizations, including serving on the Editorial Board of The New York Times.

Public Directorships:   Mr. Price is also a director of MetLife, Inc. (since 1999) and Metropolitan Life Insurance Company (since 1994).

IVAN G. SEIDENBERG Chairman and Chief Executive Officer of Verizon Communications Inc.	Director since 1997 Director of NYNEX Corporation (1991 – 1997)

Mr. Seidenberg, 63, is Chairman and Chief Executive Officer of Verizon Communications Inc. Mr. Seidenberg has led Verizon since its inception, first as co-Chief Executive Officer in 2000, then as sole Chief Executive Officer since 2002 and as Chairman since 2004. Mr. Seidenberg began his career over 40 years ago with a predecessor of Verizon, holding positions of increasing responsibility, including serving as Chairman and Chief Executive Officer of NYNEX Corporation, then Bell Atlantic Corporation, both predecessors of Verizon. Mr. Seidenberg was instrumental in forming Verizon through a number of mergers and acquisitions, including Bell Atlantic and NYNEX (1997), GTE Corporation (2000) and MCI, Inc. (2006). He also helped create what is now Verizon Wireless in 1999 by bringing together the assets of Bell Atlantic Mobile, GTE Wireless and the U.S. properties of Vodafone AirTouch.

Public Directorships:   In the past five years, Mr. Seidenberg has also served as a director of Honeywell International Inc. and Wyeth.

RODNEY E. SLATER Partner, Patton Boggs LLP	Director since 2010

Mr. Slater, 55, was the U.S. Secretary of Transportation from February 1997 to January 2001. In that position, Mr. Slater was responsible for overseeing national transportation policy, encouraging intermodal transportation, negotiating international transportation agreements and assuring the fitness of U.S. airlines. Prior to his appointment as Secretary of Transportation, from 1993 to 1997, Mr. Slater was the Administrator of the Federal Highway Administration, which provides financial and technical support for constructing, improving and preserving the U.S. highway system. He has been a Partner with Patton Boggs LLP, a law firm, since 2001, focusing his practice in the areas of transportation and infrastructure and public policy.

Public Directorships:   Mr. Slater is also a director of Delta Air Lines, Inc. (since 2008), ICx Technologies, Inc. (since 2006), Kansas City Southern (since 2001) and Transurban Group (since 2009). In the past five years, Mr. Slater has also served as a director of Northwest Airlines Corporation.

JOHN W. SNOW President of JWS Associates, LLC, a consulting firm	Director since 2007 and 2000 – 2003 Director of GTE Corporation (1998 – 2000) Member of the Corporate Governance and Policy Committee and Human Resources Committee

Dr. Snow, 70, was the U.S. Secretary of the Treasury from February 2003 to June 2006. In that position, Dr. Snow was responsible for managing the finances of the U.S. Government, promoting economic growth and ensuring the safety and soundness of the U.S. and international financial systems. Prior to his appointment as Secretary of the Treasury, from 1989 to 2002, Dr. Snow was the Chairman and Chief Executive Officer of CSX Corporation, which operated the largest rail network in the eastern United States and provided intermodal transportation, domestic container shipping and international marine terminal services. As of December 31, 2002, CSX Corporation had over $8 billion in annual operating revenues, $20 billion in assets and approximately 40,000 employees. He currently serves as the non-executive Chairman of Cerberus Capital Management, L.P., a private investment fund.

Public Directorships:   Dr. Snow is also a director of Marathon Oil Corporation (since 2006).

JOHN R. STAFFORD	Director since 1997 Director of NYNEX Corporation (1989 – 1997) Member of the Human Resources Committee

Mr. Stafford, 72, was Chairman of the Board and Chief Executive Officer of Wyeth. Mr. Stafford joined Wyeth (formerly American Home Products Corporation) in 1970 as General Counsel. During his 31-year career, Mr. Stafford held positions of increasing responsibility at the company, including serving as Executive Vice President. He became President of Wyeth in 1981 and served as its Chief Executive Officer from 1986 until 2001 and as Chairman from 1986 until 2002. During Mr. Stafford’s tenure at the company, Wyeth grew to become one of the largest pharmaceutical companies in the world, with significant pharmaceutical and consumer health care businesses. Wyeth generated $14.1 billion in net revenue in 2001 and had approximately 52,000 employees worldwide.

Public Directorships:   Mr. Stafford is also a director of Honeywell International Inc. (since 1993). In the past five years, Mr. Stafford has also served as a director of J.P. Morgan Chase & Co.

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the Board considered the performance and qualifications of Ernst & Young LLP, and has reappointed the independent registered public accounting firm to examine the financial statements of Verizon for the fiscal year 2010 and to examine the effectiveness of internal control over financial reporting.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal year 2009 and 2008:

	2009	2008
Audit fees:	$25.4 million	$24.7 million
Audit-related fees:	$5.1 million	$4.6 million
Tax fees:	$5.0 million	$6.1 million
All other fees:	$0.5 million	$0.6 million

Audit fees include the financial statement audit, the audit of the effectiveness of the Company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, as well as financial statement audits required by statute for our foreign subsidiaries or by regulatory agencies in the United States. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits, reviews of controls over data processing and other services provided to customers, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2010 fiscal year. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the 2010 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

Advisory Vote Related to Executive Compensation

(Item 3 on Proxy Card)

The Board of Directors of Verizon is committed to excellence in governance. As part of that commitment, the Board provides Verizon’s shareholders with an annual opportunity to provide an advisory vote related to executive compensation.

The Human Resources Committee of the Board has overseen the development of a compensation program that is described more fully in the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis” and the related tables and narrative. The program promotes a performance-based culture and aligns the interests of executives with those of shareholders by linking a substantial portion of compensation to the Company’s performance. It balances short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for its shareholders over the long term. The program is also designed to attract and to retain highly-talented executives who are critical to the successful implementation of Verizon’s strategic business plan.

More specifically:

•	Incentive-based pay represents approximately 90% of a senior executive’s total compensation opportunity, with approximately 70% tied to Verizon’s relative shareholder return over the long term and the remaining approximately 20% tied to achievement of challenging annual performance metrics.

•	Base salary represents only approximately 10% of a senior executive’s total compensation opportunity.

•	The Committee continually reviews best practices in governance and executive compensation and has revised Verizon’s practices to:

o	Eliminate an employment agreement for the CEO and not renew any outstanding executive employment agreements;

o	Eliminate guaranteed pension and supplemental retirement benefits;

o	Eliminate executive perquisite allowances;

o	Eliminate personal use of corporate aircraft following retirement as an employment benefit for the current and all subsequent CEOs;

o	Eliminate tax gross-up payments with respect to life insurance premium contributions, spousal travel to business-related events and the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment;

o	Adopt a policy requiring shareholder approval of certain executive severance agreements;

o	Adopt a policy prohibiting the Committee’s independent compensation consultant from doing any work for the Company;

o	Require executive officers to maintain certain stock ownership levels; and

o	Adopt a policy that allows the Company to recapture and cancel incentive payments paid to an executive who engages in financial misconduct.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosure, in the proxy statement.”

While the resolution is non-binding, the Board values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

The Board of Directors recommends that you vote FOR this proposal.

Shareholder Proposals

(Items 4–10 on Proxy Card)

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the annual meeting. The Board of Directors has concluded that it cannot support these proposals for the reasons stated.

Item 4 on Proxy Card:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 424 shares of the Company’s common stock, proposes the following:

RESOLVED:    “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to senior executive officers, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS:    “Stock option awards have gotten out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

“There are other ways to “reward” senior executive officers, including giving them actual STOCK instead of options.

“Recent scandals involving CERTAIN financial institutions have pointed out how analysts can manipulate earnings estimates and stock prices.” “Last year the owners of 203,290,748 shares representing approximately 10.4% of shares voting, voted FOR this proposal.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

BOARD OF DIRECTORS’ POSITION

The Verizon Long-Term Incentive Plan, approved by shareholders at the 2009 annual meeting, already addresses many of the concerns raised by the proposal. The Plan prohibits:

•	Granting stock options below fair market value;
•	Re-pricing stock options; and
•	“Reloading” stock options in future grants.

The Human Resources Committee of the Board of Directors has not granted any stock options since 2004 and has no current plans to grant stock options. The Board believes that this proposal is too restrictive and that the Committee should have the flexibility to grant stock options if the Committee decides that it is appropriate in the future.

The Board of Directors recommends a vote AGAINST this proposal.

Item 5 on Proxy Card:

Unitarian Universalist Association of Congregations, 25 Beacon Street, Boston, Massachusetts 02108, owner of 176 shares of the Company’s common stock, proposes the following:

GENDER IDENTITY NON-DISCRIMINATION POLICY

Whereas: Verizon Communications, Inc. does not explicitly prohibit discrimination based on gender identity or expression in its written employment policy, yet Verizon’s policy already does explicitly prohibit discrimination based on sexual orientation;

Over 30% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of gender identity, as well as 400 leading private sector companies and eight-five U.S. colleges and universities, according to the Human Rights Campaign;

Ninety three City and County Governments and twelve States have passed clear gender identity and expression legislative protections including California, Colorado, the District of Columbia, Hawaii, Illinois, Maine, Minnesota, New Mexico, Pennsylvania, Rhode Island, Vermont and Washington;

Over 350 U.S. based human rights organizations and every U.S. State civil rights advocacy group has endorsed national legislation explicitly prohibiting discrimination based on sexual orientation as well as gender identity;

Our company has operations in, and makes sales to institutions in States and Cities that currently prohibit discrimination on the basis of sexual orientation and gender identity;

We believe that corporations that prohibit discrimination both on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

Resolved:    The Shareholders request that Verizon Communications, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression, and to substantially implement the policy.

Supporting Statement:    Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to such employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Wal-Mart will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

BOARD OF DIRECTORS’ POSITION

As an equal opportunity employer, Verizon is committed to operating its business in full compliance with all applicable laws and regulations and providing a workplace free from discrimination and harassment of any kind. Verizon has a zero tolerance policy for any conduct that is intended to or has the effect of creating an intimidating, hostile or offensive work environment. Verizon’s current policies fully address the concerns raised by this proposal.

More specifically, the Verizon Code of Conduct expressly prohibits discrimination, sexual harassment or other unlawful harassment based on age, race, color, national origin, religion, gender, sexual orientation, disability or any other legally protected category under federal, state or local law. A copy of the Code of Conduct can be found on Verizon’s website at http://investor.verizon.com/corp_gov/. Verizon reinforces the provisions of the Code of Conduct on an ongoing basis through periodic, mandatory training and through employee communications and workplace postings. In addition, Verizon also provides a 24-hour, toll-free number for employees where they can report compliance issues or concerns.

The Board shares the proponent’s interest in preventing discrimination and harassment on the basis of gender identity and believes that Verizon’s strong anti-discrimination policies and strict enforcement of its zero tolerance policy make the requested amendment to those policies unnecessary.

The Board of Directors recommends a vote AGAINST this proposal.

Item 6 on Proxy Card:

The Association of BellTel Retirees Inc., 181 Main Street/PO Box 33, Cold Spring Harbor, New York 11724, owner of 214 shares of the Company’s common stock, proposes the following:

Resolution on Performance Share Units

RESOLVED, the stockholders of Verizon hereby ask the Board to adopt a policy whereby future grants of long-term incentive awards to senior executive officers in the form of Performance Share Units will vest and become payable only if Total Shareholder Return equals or exceeds the median performance of the Related Dow Peers, or whatever peer index the Board deems most appropriate.

SUPPORTING STATEMENT

While we commend the Board for tying the majority of long-term equity compensation to the relative performance of Verizon’s stock, we believe that the performance bar is set unreasonably low. Large pay-outs for below-median performance – and for relative Total Shareholder Return (TSR) as low as the bottom 25th percentile – does not adequately align pay with performance.

Performance Share Units (PSUs) should not vest or pay out, we believe, unless Verizon’s performance is at least equal to or above the median relative to the company peer index selected by the Board.

Each year the Company’s named executive officers receive long-term equity awards with a target payout of approximately 10 times base salary. These equity performance grants are divided between PSUs (60%) and Restricted Stock Units (40%). CEO Ivan Seidenberg is an exception, as he receives 100% of long-term equity in the form of PSUs.

PSUs pay out at the end of a three-year cycle based on Verizon’s TSR compared to the Related Dow Peers, a benchmark selected by the Board to “represent Verizon’s primary competitors for executive talent and investor dollars” (2009 Proxy, p.30).

The problem is that PSUs pay out at 50% of Target ($6.56 million in Seidenberg’s case) for relative TSR at the bottom 24th percentile (that is, if Verizon performs as low as 25th among the 34 Peer companies). If Verizon’s TSR ranks at the 39th percentile (21st among the 34 Peers) the PSUs pay out 75% of Target.

Seidenberg’s Target Award for the 2008-10 PSU grant is $13.5 million. He will receive 50% of Target ($6.5 million) if Verizon’s TSR ranks 25th among the 34 Dow Peers – which is bottom quartile performance.

At the high end, Seidenberg will receive 200% of Target ($27 million) if Verizon ranks among the top four (88th percentile or better).

The Corporate Library’s 2008 update on “Pay for Failure” companies singled out Verizon’s PSUs for criticism: “Verizon’s [PSUs] continue to pay out for TSR performance below the median.” For the performance cycles ending in 2008 and 2009, it noted, “the company would have to perform below the 20th percentile for executives to receive nothing.”

The low performance bar for PSUs seems particularly unjustified because senior executives (except Seidenberg) receive 40% of their long-term “performance pay” in restricted stock (RSUs). Although the Board justifies RSUs as a “retention-oriented award” (2009 Proxy, p.35), RSUs pay out after three years even if the executive has retired or was terminated without cause, or after a change in control, or voluntarily for good reason.

Please vote FOR this proposal asking the Board to restrict PSU awards to above-average performance.

BOARD OF DIRECTORS’ POSITION

The Human Resources Committee of the Board believes that the performance goals that it has established under the long-term incentive portion of the Company’s overall compensation program provide the necessary and appropriate incentives to encourage Verizon’s senior executives to grow its business and in turn increase shareholder value. 100% of the CEO’s targeted long-term incentive compensation opportunity, and approximately 60% of the targeted long-term incentive compensation opportunity of the approximately 2,800 other employees who participate in the Verizon Long-Term Plan, is composed of performance stock units (PSUs).

The number of PSUs granted in February 2009 that vest at the end of the three-year performance cycle will be determined based on Verizon’s total shareholder return (TSR) over the cycle as compared to the TSRs of the other companies in the Dow Jones Industrial Average and Verizon’s four other largest competitors. Verizon’s TSR during the three-year performance cycle must rank at least 16th, or above the median, among the members of this peer group in order to earn 100% of the target number of PSUs. The maximum number of PSUs (200% of target) can only be earned if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the peer group. If Verizon’s TSR during the three-year performance cycle is below approximately the 25th percentile of the companies in this peer group, none of the PSUs will be earned. In establishing the terms for the PSUs, the Committee considers the contribution of these awards to the objectives of and incentives created by the overall compensation program. The Committee also considers how the terms of a PSU award may affect the Company’s risk profile, in the context of the overall compensation program.

The Human Resources Committee believes that the Company’s overall compensation program is well-designed to achieve the objectives of aligning the interests of executives with those of shareholders, promoting short-term and long-term growth and attracting, retaining and motivating high-performing executives. Imposing arbitrary and subjective limitations on the Committee’s discretion to structure the terms of the long-term incentive portion of the overall compensation program, as the proposal suggests, would unduly restrict the Committee’s ability to design and administer a competitive compensation program to best address the interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 7 on Proxy Card:

Kenneth Steiner, 14 Stoner Avenue, Apt. 2M, Great Neck, New York 11021, owner of 1,809 shares of the Company’s common stock, proposes the following:

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 50% support at our 2009 annual meeting and proposals often obtain higher votes on subsequent submissions. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote.

This proposal topic also won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R.R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay – $18 million for Ivan Seidenberg, $15 million for William Barr and $11 million for Dennis Strigl.

We did not have an Independent Chairman – oversight concern. We had a senior executive golden coffin plan unrelated to job performance. Verizon’s so-called long-term performance share unit plans paid out awards for below median performance – indeed, it paid out 75% of the award for below-median results. We had no shareholder right to Cumulative Voting or to Act by Written Consent.

Our key Audit Committee chairman, Thomas O’Brien, had 22-years director tenure – independence concern. Plus Mr. O’Brien was the Lead Director at D-rated BlackRock (BLK). Our directors served on 11 boards rated “D” by the Corporate Library: Hugh Price, MetLife (MET); John Stafford, Honeywell (HON); John Snow, Marathon Oil (MRO); Joseph Neubauer, Macy’s (M); Martha Frances Keeth, Arrow Electronics (ARW) and Peabody Energy (BTU); Richard Carrion, Popular, Inc. (BPOP); Robert Lane, Deere & Company (DE), General Electric (GE) and Northern Trust (NTRS) and Thomas O’Brien, BlackRock (BLK).

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 7.

BOARD OF DIRECTORS’ POSITION

Verizon’s Board of Directors believes that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. After considering the shareholder vote on this proposal at the 2009 Annual Meeting of Shareholders, the Board amended Verizon’s bylaws to provide that any shareholder who owns at least 10%, or multiple shareholders who together own at least 25%, of Verizon’s stock may call a special meeting of shareholders. There are only limited circumstances under which a special meeting requested in accordance with the Bylaws would not occur:

•	the stated business of the special meeting is not a proper subject for shareholder action under Delaware law;
•	the stated business either will be taken up at a shareholder meeting called by the Board to be held within 90 days or was already taken up at a shareholder meeting held within the past 90 days; or
•	the request is made during the period beginning when shareholders may propose business for the Company’s annual meeting and ending at the annual meeting (in this case shareholders already have an opportunity to propose business for the annual meeting without incurring the expense of a special meeting).

A special meeting of shareholders is an extraordinary event that is both expensive and time-consuming. The Board firmly believes that the ownership thresholds and the common sense safeguards contained in the Company’s current bylaw provision strike an appropriate balance between the right of shareholders to call a special meeting and the interests of the Company and its shareholders in promoting the appropriate use of Company resources. The Board is concerned that the proposal would permit a small group of shareholders to call a special meeting and have the Company and its shareholders incur costs to advance narrow interests without any limitation on the number or frequency of meetings. For these reasons, the Board believes that the proposal is not in the best interests of Verizon and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 8 on Proxy Card:

Laborers’ Staff & Affiliates Pension Fund, 905 16th Street, N.W., Washington, D.C. 20006, owner of 68,400 shares of the Company’s common stock, proposes the following:

Resolved:    That the shareholders of Verizon Communications, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s Corporate Governance Guidelines (“Guidelines”) to adopt and disclose a written and detailed succession planning policy, including the following specific features:

•	The Board of Directors will review the plan annually;
•	The Board will develop criteria for the CEO position which will reflect the Company’s business strategy and will use a formal assessment process to evaluate candidates;
•	The Board will identify and develop internal candidates;
•	The Board will begin non-emergency CEO succession planning at least 3 years before an expected transition and will maintain an emergency succession plan that is reviewed annually;
•	The Board will annually produce a report on its succession plan to shareholders.

Supporting Statement:

CEO succession is one of the primary responsibilities of the board of directors. A recent study published by the NACD quoted a director of a large technology firm: “A board’s biggest responsibility is succession planning. It’s the one area where the board is completely accountable, and the choice has significant consequences, good and bad, for the corporation’s future.” (The Role of the Board in CEO Succession: A Best Practices Study, 2006). The study also cited research by Challenger, Gray & Christmas that “CEO departures doubled in 2005, with 1228 departures recorded from the beginning of 2005 through November, up 102 percent from the same period in 2004.”

In its 2007 study What Makes the Most Admired Companies Great: Board Governance and Effective Human Capital Management, Hay Group found that 85% of the Most Admired Company boards have a well defined CEO succession plan to prepare for replacement of the CEO on a long-term basis and that 91% have a well defined plan to cover the emergency loss of the CEO that is discussed at least annually by the board.

The NACD report identified several best practices and innovations in CEO succession planning. The report found that boards of companies with successful CEO transitions are more likely to have well-developed succession plans that are put in place well before a transition, are focused on developing internal candidates and include clear candidate criteria and a formal assessment process. Our proposal is intended to have the board adopt a written policy containing several specific best practices in order to ensure a smooth transition in the event of the CEO’s departure. We urge shareholders to vote FOR our proposal.

BOARD OF DIRECTORS’ POSITION

The Board has recognized that one of its most important duties is to ensure that Verizon is prepared for the planned or unplanned departure of the Chief Executive Officer. However, the Board believes that the Proposal is unnecessary because the Board already has in place an effective succession planning process that includes:

•	Consultation with the Chief Executive Officer;
•	Annual review of the plan;
•	Development of internal candidates; and
•	Ongoing planning for future developments and emergency situations.

The Corporate Governance Guidelines already address succession planning and require that the Board review succession planning and management development at least annually, and the Human Resources Committee Charter requires that the Committee oversee succession planning.

A succession plan includes confidential and sensitive information about potential candidates and their development, such as assessments of their skills and the likelihood and estimated dates of retirements and departures. For this reason, the Board believes it would be highly inadvisable to publicly report on its plan, as requested by the Proposal.

For these reasons, the Board does not believe the proposal is in the best interests of Verizon or its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 9 on Proxy Card:

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 12th Floor, City Hall, 414 East 12th Street, Kansas City, Missouri 64106, owner of 100 shares of the Company’s common stock, proposes the following:

RESOLVED:  The shareholders of Verizon Communications Inc. (the “Company”) urge the board of directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that would obligate the Company to make payments, grants, or awards following the death of a senior executive in the form of salary, bonuses, accelerated vesting of awards or other benefits, or the continuation of unvested equity grants, perquisites and other payments or benefits in lieu of compensation. This policy would not affect compensation that the executive earns and chooses to defer during his or her lifetime.

SUPPORTING STATEMENT

We support a compensation philosophy that motivates and retains talented executives and ties their pay to the long-term performance of the Company. We believe that such an approach is needed to align the interests of executives with those of shareholders.

“Golden coffin” agreements, however, provide payment without performance, after an executive is dead. Companies claim that these agreements are designed to retain executives. In our opinion, death defeats this argument. “If the executive is dead, you’re certainly not retaining them,” said Steven Hall, a compensation consultant.” (“Companies Promise CEOs Lavish Posthumous Pay-outs,” The Wall Street Journal, June 10, 2008.)

Senior executives have ample opportunities to provide for their estate by contributing to a pension fund, purchasing life insurance, voluntarily deferring compensation, or through other estate planning strategies. Often, these services are provided by or subsidized by the company even though, in our opinion, the senior executives could afford to pay for these benefits themselves out of their other compensation. We see no reason to saddle shareholders with payments made without receiving any services in return. Peter Gleason, chief financial officer of the National Association of Corporate Directors, calls “golden coffin” arrangements a “bad idea.” (“Making Peace Between Boards and Investors,” Financial Week, June 16, 2008.)

The “Golden Coffin” problem is illustrated by the Company’s 2009 proxy statement. According to the Compensation Table on page 40, the Company’s most highly compensated executives received total compensation in 2008 of $18,573,638, $11,062,661, $15,911,560, $5,874,811 and $7,436,705. According to the Severance and Change in Control Benefits table on pages 47-49, if these same executives would have died on December 31, 2008, they would also have received $35,498,727, $50,816,230, $26,782,686, $19,647,666 and $17,082,739 respectively. These additional payments would have been generated by incentive plans, employment agreements (where applicable), financial planning and executive life insurance. Footnotes e) and f) on page 41 explain the Company’s payments on premiums and tax gross-ups for the insurance.

Consequently, we requested that the Company adopt a policy of providing shareholders with a vote on agreements that would provide payments or awards after a senior executive’s death and are unrelated to services rendered to the Company. We believe this may induce restraint when parties negotiate such agreements.

Prior shareholder approval may not always be practical to obtain, and this proposal provides the flexibility to seek approval or ratification after the material terms are agreed upon.

BOARD OF DIRECTORS’ POSITION

The Human Resources Committee of the Board of Directors is committed to performance-based compensation programs that serve the best interests of Verizon’s shareholders by attracting, retaining and motivating high-performing senior executives. The Committee believes that the overall structure of the Company’s compensation programs, including any compensation that may be paid after an executive’s death, is well-designed to accomplish this objective and is typical of those that are offered by its peer companies.

The Board disagrees with the proponents’ assertion that Verizon’s compensation programs “saddle shareholders with payments made without receiving any services in return.” Upon expiration of all of the outstanding executive employment agreements, the only payments made by Verizon following an executive’s death would be payments previously earned but unpaid (e.g., amounts payable under deferred compensation and retirement savings plans) and amounts payable upon the vesting of long-term incentive awards granted to the executive prior to his or her death under Verizon’s Long-Term Incentive Plan. Under the terms of Verizon’s long-term incentive awards, if an employee dies while still employed at Verizon, the awards remain outstanding and become payable on the regularly scheduled payment date. Moreover, the awards are only paid if and to the extent that the applicable performance criteria are satisfied. It is important to note that the award payments are not a windfall – they are not accelerated or increased when an employee dies.

The proponent’s claim that all of the amounts listed in Verizon’s 2009 proxy statement as payable upon an executive’s death are in addition to the amounts reflected in the Summary Compensation Table is misleading. In fact, many of the amounts listed as payable upon an executive’s death are duplicative or nearly duplicative of the amounts listed in the Summary Compensation Table and summary compensation tables in prior proxy statements. For example, in the case of Mr. Seidenberg, Verizon’s Chairman and Chief Executive Officer, the amount listed as payable upon his death and characterized by the proponent as an “additional payment” is largely comprised of income he has earned or is otherwise entitled to regardless of death, coupled with a payment by an insurance company (not Verizon) under the terms of an insurance policy paid for, in part, by him and, in part, by Verizon. Any premium payments made by Verizon for the insurance policy are compensation to Mr. Seidenberg and are included in the Summary Compensation Table.

The Board believes that the Committee should continue to retain the flexibility to design and administer competitive compensation programs and that the proposed policy is unnecessary and would be unduly restrictive.

The Board of Directors recommends a vote AGAINST this proposal.

Item 10 on Proxy Card:

The International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, N.W., Washington, D.C. 20001, owner of 144,959 shares of the Company’s common stock, proposes the following:

Resolved, that stockholders of Verizon Communications, Inc. (“Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before Company 2011 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

This policy should be drafted to operate prospectively to future grants of equity-based compensation and employment agreements entered into after the date of the policy’s adoption.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at Company.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Company long-term success and would better align their interests with those of Company stockholders. In the context of the current financial climate, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

The Company has established stock ownership guidelines requiring named executive officers and other executives to maintain certain stock ownership levels. The guidelines for the Chief Executive Officer (“CEO”) is share ownership equal to at least five times base salary and for the other named executive officers, is equal to at least four times their base salaries.

We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge stockholders to vote for this proposal.

BOARD OF DIRECTORS’ POSITION

Verizon’s executive compensation program is designed to closely align the interests of the Company’s management with those of its shareholders. Two features of the executive compensation program are primarily used to accomplish this goal – the use of incentive awards and the Company’s stock ownership guidelines. Approximately 70% of a senior executive’s targeted annual compensation opportunity is in the form of long-term incentive awards, which, if they vest, are not payable until three years following the grant date. As a result, at any given time, a senior executive has three years of unvested equity-based awards, the value of which is partially or wholly dependent on the price of Verizon stock and the dividends on that stock, which very closely aligns the interests of the executive with those of other shareholders.

The Human Resources Committee has also approved stock ownership guidelines to further align executives’ interests with shareholders. These guidelines require the CEO to maintain share ownership equal to at least five times his base salary and the other named executive officers to maintain share ownership equal to at least four times their base salaries. When determining whether an executive has met the required ownership level, an executive’s unvested Long-Term Plan awards are not considered, so the ownership guidelines further align the interests of senior executives with those of shareholders. In addition, the Company prohibits executives from short-selling or engaging in any financial activity where they would benefit from a decline in Verizon’s stock price.

Because the design of Verizon’s compensation program and its stock ownership guidelines very closely align the interests of Verizon’s senior executives with those of its shareholders, the Board does not believe that the requested policy is necessary for the protection of shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Human Resources Committee

Joseph Neubauer, Chairperson

Richard L. Carrión

Robert W. Lane

Clarence Otis, Jr.

John W. Snow

John R. Stafford

Dated: March 3, 2010

Executive Compensation

Introduction

The Human Resources Committee oversees the development and implementation of the total compensation program for Verizon’s named executive officers. Throughout the discussion and analysis of compensation, we refer to the Board of Directors as the Board and the Human Resources Committee as the Committee.

During 2009, Verizon’s named executive officers were:

Ivan G. Seidenberg	Chairman and Chief Executive Officer
Dennis F. Strigl	President and Chief Operating Officer
Lowell C. McAdam	Executive Vice President of Verizon and President and Chief Executive Officer of Verizon Wireless Joint Venture
John F. Killian*	Executive Vice President and Chief Financial Officer
John W. Diercksen	Executive Vice President of Strategy, Development and Planning
Doreen A. Toben*	Former Executive Vice President and Chief Financial Officer

*	Ms. Toben ceased to serve as Chief Financial Officer on March 1, 2009, when Mr. Killian assumed that position. Ms. Toben retired from the Company on June 26, 2009.

2009 Company Operations

In 2009 Verizon met the challenges posed by a global economic downturn and continued to grow revenue, increase free cash flow, and make strategic investments in wireless, broadband, global connectivity and video. At the same time, Verizon restructured its business organization to better align the Company’s product and services operations with the markets they serve and took significant actions to optimize the Company’s cost structure and improve future profitability.

During 2009, the Company also took significant steps in its strategic transformation to deliver the best wireless and broadband experience. In January 2009, the Company completed the acquisition of Alltel Corporation, which made Verizon Wireless the largest wireless company in the United States in terms of both total customers and revenue. In May 2009, the Company announced that it will spin-off a subsidiary of Verizon (Spinco) to its stockholders. Spinco will hold defined assets and liabilities of local exchange and related business assets in predominantly rural areas in 14 states. Immediately following the spin-off, Spinco will merge with Frontier Communications Corporation pursuant to a definitive agreement with Frontier. These transactions will further focus the Company’s asset base around its fastest growing businesses – wireless, FiOS fiber-optic services and other broadband development and global internet protocol networks.

Notwithstanding these efforts, the economic environment had an effect on the Company’s 2009 results of operations. Despite the Company’s significant cost-cutting efforts, while still delivering value to shareholders, the Company’s adjusted earnings per share were below its target range. In addition, the Company was unable to sustain the level of revenue growth from the first half of the year through the second half of 2009.

During 2009, the Committee oversaw key changes in the senior management team. After long and distinguished careers with Verizon, Ms. Toben, Executive Vice President and Chief Financial Officer, retired on June 26, 2009, and Mr. Strigl, President and Chief Operating Officer, retired on December 31, 2009. The Committee also continued its ongoing succession planning efforts.

Role and Function of the Compensation Committee

The Committee oversees all aspects of the compensation program for Verizon’s named executive officers. In addition, the independent members of the Board approve all decisions relating to the CEO’s compensation after reviewing and considering the Committee’s evaluation and recommendations. The Committee evaluates and approves each element of the other named executive officers’ compensation.

The Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has retained Pearl Meyer & Partners as its consultant (the “Consultant”). The Consultant advises the Committee on all matters related to the compensation of the named executive officers and assists the Committee in interpreting the Consultant’s data as well as data received from the Company. The Consultant participates in all Committee meetings. The Committee holds an executive session with the Consultant each time it meets. No members of management are present at the executive sessions.

The Committee’s policy does not permit its Consultant to do any work for the Company while that firm is acting as the Committee’s consultant. In compliance with the terms of this policy, neither Pearl Meyer & Partners nor its affiliates have performed any work for the Company or any Company affiliate since the date it was retained by the Committee in 2006.

The Committee makes an independent determination on all matters related to the compensation of the named executive officers. In making its determination, the Committee may seek the CEO’s views on whether the existing compensation policies and practices continue to support the Company’s business objectives, appropriate performance goals, the Company’s performance and the contributions of the other named executive officers to that performance.

The Committee may also consult with the Executive Vice President of Human Resources on matters related to the design, administration and operation of the Company’s compensation program. The Committee has delegated administrative responsibilities for implementing its decisions on compensation and benefits matters to the Executive Vice President of Human Resources. He reports to the Committee on the actions he has taken under this delegation.

At the request of the Committee, in 2009 management and the Consultant continued their annual shareholder outreach program with the Company’s large institutional investors to discuss the design and operation of Verizon’s executive compensation program. The Company and the Consultant participated in conference calls with certain large institutional investors and provided a detailed report to the Committee on the results of those calls. In addition, the Committee regularly monitors best practices and emerging trends in executive compensation. After taking into account these discussions and this information, the Committee determines whether it should make changes to the compensation program.

2009 and 2010 Compensation-Related Events and Changes

At the 2009 Annual Meeting of Shareholders, the Company’s first annual shareholder advisory vote related to executive compensation was approved by over 90% of the shares voted. In addition, the shareholders approved both the Verizon Communications Inc. Long-Term Incentive Plan and the Verizon Communications Inc. Short-Term Incentive Plan.

The Committee and the Board took the following actions during 2009 and the first quarter of 2010 to further strengthen the Company’s executive compensation program, further align the program with shareholders’ interests and incorporate emerging compensation best practices:

•	Eliminated Section 280G Gross-Up. The terms of each of the outstanding executive employment agreements were amended to eliminate the tax gross-up payment with respect to the excise tax liability, if any, under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment;
•	Eliminated Life Insurance Premium Gross-Up. Verizon discontinued the practice of providing a tax gross-up payment to executives with respect to the payments that the Company makes to defray a portion of the premium under Verizon’s Executive Life Insurance Plan for employee participants beginning with the 2010 premium payment and for those participants who retire after December 31, 2009;
•	Eliminated Spousal Travel Gross-Up. Verizon discontinued the practice of providing a tax gross-up payment with respect to the cost of spousal travel in connection with business-related events, thereby eliminating all tax gross-up payments associated with travel costs;
•	Eliminated Personal Use of Aircraft Following Retirement. Verizon eliminated the policy to provide personal use of corporate aircraft following retirement as an employment benefit for the current CEO and all subsequent CEOs; and
•

Employment Agreements Not Extended/Adoption of Severance Plan.   Verizon announced it will not extend any outstanding Verizon executive employment agreements. Mr. Seidenberg does not have an employment agreement, but each of Verizon’s other continuing named executive officers has an outstanding employment agreement that is impacted by this decision. As a result, all of Verizon’s outstanding executive employment agreements will expire by their terms at the end of the remaining portion of the applicable two-year terms provided for under such agreements, which will also extinguish eligibility for any separation benefits under those agreements. In conjunction with this decision, the Board adopted the Verizon Senior Manager Severance Plan in order to maintain a competitive level of separation benefits. The independent members of the Board, in consultation with Mr. Seidenberg, decided that all senior managers of the Company other than the CEO would be eligible to participate in this plan. This plan is described on pages 43-44.

Compensation Discussion and Analysis

Summary of 2009 Compensation Program Objectives and Policies

The following highlights significant aspects of the Company’s 2009 compensation program.

Objectives

•	Encourage executives to both increase short-term performance and create long-term growth by linking a significant portion of their compensation opportunities to the achievement of these goals.
•	Provide total compensation opportunities that attract, retain and motivate talented and diverse executives.

Policies

•	Single Peer Group. The Committee benchmarks both compensation opportunities and long-term stock performance against a single peer group, referred to as the Related Dow Peers which is described on pages 32-33. The Committee believes that using this single peer group better reflects the overall market environment for a large company like Verizon and makes it easier for shareholders to evaluate the design and effectiveness of Verizon’s compensation programs.
•

Benchmarking Total Compensation.   The Committee benchmarks each executive’s total compensation opportunity against the Related Dow Peers. The Committee references the 50th percentile of the Related Dow Peers for total compensation opportunity. However, depending upon the tenure, overall level of responsibility and performance of a particular executive, the total compensation opportunity may be above or below the 50th percentile.

•	Company-Wide Performance Measures. The Committee believes that shareholders and the investment community generally assess Verizon based on Company-wide performance. For 2009, the short-term incentive compensation opportunities for all of the named executive officers were based on Company-wide measures, rather than multiple measures of business segment performance.

Summary of 2009 Compensation Decisions

•	2009 Base Salary. In consultation with the Consultant, the Committee reviewed competitive market pay practices to determine whether base salary increases were advisable. After considering this information, in recognition of Mr. Killian’s new role as Executive Vice President and Chief Financial Officer and Mr. Diercksen’s contributions to the Company’s strategic transformation, the Committee approved base salary increases of 8.8% for Mr. Killian and 7.1% for Mr. Diercksen. No other named executive officer received a base salary increase in 2009.
•	2009 Short-Term Incentive Awards. Based on the Company’s performance against the measures the Committee established at the beginning of the year and other factors considered by the Committee, the 2009 short-term incentive awards were paid at 75% of their targeted level for all of the named executive officers, including Mr. Seidenberg. This payout level as a percentage of target was lower than in each of the past five years. The 2009 target award opportunities for the named executive officers did not increase from 2008, with the exceptions of Messrs. Killian and Diercksen, whose opportunities were each increased solely as a result of their base salary increases.
•

2007-2009 Long-Term Incentives Earned.   Based on the Company’s performance against the measures the Committee established at the beginning of the 2007–2009 performance cycle, Verizon’s named executive officers each earned 135% of the number of performance stock units, referred to as PSUs, that were granted to them as part of their long-term incentive award opportunity for that three-year performance cycle. Over the three-year performance cycle ending on December 31, 2009, Verizon’s total shareholder return, or TSR, ranked in the 70th percentile when compared to the Industry Peers and in the 64th percentile when compared to the S&P 500 companies, significantly outperforming these peer groups, which are described on pages 39-40. The named executive officers, other than the CEO, received a portion of their long-term incentive award in the form of restricted stock units, referred to as RSUs, as described on page 37.

•	CEO 2007-2009 Long-Term Incentive Earned Based on Strategic Initiatives. In determining the 2007-2009 PSU payment for Verizon’s CEO, the Committee and the Board also evaluated the Company’s performance relating to three strategic areas identified before the beginning of the performance period and, based upon his leadership with respect to these strategic areas, increased Mr. Seidenberg’s 2007-2009 PSU payment by approximately $6.8 million in addition to the amount that was determined based on the relative TSR formula for all executives.
•	2009-2011 Long-Term Incentive Awards. In consideration of the overall economic conditions, the Committee decided to reduce the targeted level of the 2009 awards under the Long-Term Plan by approximately 15%.
•	Special PSU Awards. As part of the Company’s long-term strategic and succession planning process, special PSU grants were made to Messrs. McAdam and Killian in December 2009. These special performance-based grants represent shares of Company stock that may become payable after completion of a three-year performance cycle ending December 31, 2012, depending on the Company’s return on equity (ROE) during the performance cycle. PSUs that vest, if any, will be settled in shares of stock, and Messrs. McAdam and Killian will be required to hold such shares for an additional two-year period after the end of the performance cycle.
•	Special RSU Award. In recognition of his critical contributions toward the success of Verizon’s strategic transactions activity, a special grant of 60,000 RSUs was made in February 2009 to Mr. Diercksen. This grant fully vests on the third anniversary of the date of grant.

Compensation Objectives

Align Executives’ and Shareholders’ Interests and Promote Short-Term Performance and Long-Term Growth

To promote a performance-based culture that links the interests of management and shareholders, the Committee has developed a compensation program that focuses extensively on variable, performance-based compensation. The largest portion of compensation is based on performance against challenging pre-established metrics and the smallest portion is based on fixed compensation (base salary). In addition, the program does not include such fixed compensation elements as guaranteed defined benefit pension and supplemental pension benefits.

In establishing the performance objectives used in the Company’s pay-for-performance program, the Committee balances the importance of meeting the Company’s short-term business goals with the need to create shareholder value over the longer term. To ensure that the interests of Verizon executives remain closely aligned with the interests of its shareholders, target long-term compensation opportunities represent more than three times the target compensation opportunities related to short-term performance.

To motivate executives to achieve short- and long-term goals, the Committee has established incentive awards that are earned based on the Company’s performance over one- and three-year periods. After considering a variety of data including the practices of its peers, trends and input from large institutional investors, the Committee determined that Verizon’s short-term compensation opportunities should continue to be based upon Verizon’s stand-alone performance against absolute goals, while Verizon’s long-term compensation opportunities should continue to be based upon Verizon’s performance relative to peer companies. This practice is generally consistent with the compensation practices of the Related Dow Peers.

When reviewing the compensation program and the performance metrics, the Committee considers the impact of the compensation program on the Company’s risk profile. The Committee believes that the Verizon compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward consistent with the Company’s enterprise business risk management efforts.

Attract, Retain and Motivate High-Performing Executives

In order to attract, retain and motivate executives, the Company’s compensation program features:

•

Compensation opportunities that are competitive with Verizon’s peer companies. The Committee generally references the 50th percentile of the Related Dow Peers for total compensation opportunity. However, depending upon the tenure, overall level of responsibility and performance of a particular executive, the total compensation opportunity may be above or below the 50th percentile. The Committee believes that this is an appropriate targeted level of compensation opportunity because of Verizon’s emphasis on performance-based incentive pay, Verizon’s size relative to the Related Dow Peers and the elimination of certain fixed pay elements, including guaranteed defined benefit pension and supplemental pension benefits. Actual total compensation may fall above or below the targeted percentile based on annual and long-term performance.

•	Three-year long-term performance cycles that encourage high-performing executives to remain with the Company.

Elements of Compensation

In setting total compensation at competitive levels, the Committee determines the appropriate balance between:

•	Fixed and variable pay elements;
•	Short- and long-term pay elements; and
•	Cash and equity-based pay elements.

The following table illustrates the elements of Verizon’s compensation program and the Committee’s weighting of each.

Pay Element	Primary Objective	% of Targeted Compensation Opportunity (Approximate)
Base salary	Attract and compensate high-performing and experienced executives	10%
Annual incentive opportunity	Motivate executives to achieve challenging short-term performance measures	20%
Long-term incentive opportunity	Align executives’ interests with those of shareholders to grow long-term value and retain executives	70%

The named executive officers are eligible to receive medical, disability and savings plan benefits that are generally provided to all management employees. They are also eligible for certain executive life insurance, financial planning and corporate transportation benefits, which are provided in order to attract and retain high-performing executives and to minimize any risks to the executives’ safety and security.

Role of Benchmarking and the Related Dow Peers

In order to determine whether the compensation opportunities for executives are appropriate and competitive, the Committee compares each named executive officer’s total compensation opportunity to the total compensation opportunities for executives in comparable positions at peer companies. The Committee uses a single peer group that includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s four largest competitors that are not included in the Dow Jones Industrial Average. This group is referred to as the Related Dow Peers. This peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers. For example, during 2009, The Travelers Companies and Cisco Systems replaced General Motors and Citigroup in the Related Dow Peers as the result of changes in the Dow Jones Industrial Average.

In the Committee’s view, the Related Dow Peers represent Verizon’s primary competitors for executive talent and investor dollars. The Committee believes that this group of companies, which is reflected in an established and recognizable index that includes both similarly-sized companies and Verizon’s largest industry competitors, provides a consistent measure of Verizon’s performance and makes it easier for shareholders to evaluate, monitor and understand Verizon’s compensation program. Accordingly, the Committee determined that it was appropriate to benchmark both total compensation opportunities and Verizon’s relative stock performance under its long-term incentive plan against the Related Dow Peers.

The following chart lists the companies included in the Related Dow Peers as of December 31, 2009. It shows their market capitalization as of December 31, 2009, as reported by Bloomberg, and net income attributable to the company, revenue and total employees, as of each company’s 2009 fiscal year-end as reported in SEC filings.

RELATED DOW PEERS

Company	Market Capitalization ($ Millions)	Net Income Attributable to the Company ($ Millions)	Revenue ($ Millions)	Total Employees
3M	58,527	3,193	23,123	74,835
ALCOA	15,707	(1,151)	18,439	59,000
AMERICAN EXPRESS	48,185	2,130	26,730	58,300
AT&T	165,405	12,535	123,018	282,720
BANK OF AMERICA	149,648	6,276	153,286	284,000
BOEING	39,331	1,312	68,281	157,100
CATERPILLAR	35,489	895	32,396	93,813
CHEVRON	154,463	10,483	167,402	64,000
CISCO SYSTEMS	137,717	6,134	36,117	65,550
COCA-COLA	132,079	6,824	30,990	92,800
COMCAST	47,460	3,638	35,756	107,000
DU PONT (E.I.)	30,429	1,755	26,109	58,000
EXXON MOBIL	323,717	19,280	301,500	80,700
GENERAL ELECTRIC	161,097	11,025	155,777	304,000
HEWLETT-PACKARD	121,778	7,660	114,552	304,000
HOME DEPOT	49,193	2,661	66,176	300,000
INTEL	112,649	4,369	35,127	79,800
IBM	171,951	13,425	95,758	399,409
JOHNSON & JOHNSON	177,714	12,266	61,897	115,500
JP MORGAN CHASE	171,053	11,728	115,632	222,316
KRAFT FOODS	40,157	3,021	40,386	97,000
MCDONALD’S	67,384	4,551	22,745	385,000
MERCK	111,611	12,901	27,428	100,000
MICROSOFT	270,636	14,569	58,437	93,000
PFIZER	146,785	8,635	50,009	116,500
PROCTER & GAMBLE	177,145	13,436	79,029	135,000
QWEST	7,269	662	12,311	30,138
SPRINT NEXTEL	10,741	(2,436)	32,260	40,000
TIME WARNER	34,023	2,468	25,785	31,000
TRAVELERS	27,242	3,662	24,680	32,000
UTC	65,075	3,829	52,920	206,700
WAL-MART	203,654	13,400	405,607	2,100,000
WALT DISNEY	60,147	3,307	36,149	144,000
VERIZON	94,111	3,651	107,808	222,927
VERIZON’S Ranking	18	20	9	9
VERIZON’S Percentile Ranking	50.0%	44.1%	76.5%	76.5%

2009 Annual Base Salary

To determine an executive’s base salary, the Committee, in consultation with the Consultant, reviews the competitive pay practices of the Related Dow Peers for comparable positions and considers the scope of the executive’s responsibility and experience. In particular, the Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. The Committee also discusses its assessment of the other named executive officers with the CEO. For 2009, the Committee determined that the data supported base salary increases of 8.8% for Mr. Killian in recognition of his new role as Executive Vice President and Chief Financial Officer and 7.1% for Mr. Diercksen in recognition of his significant contributions to the Company’s long-term strategic initiatives in his role as Executive Vice President of Strategy, Development & Planning. No other named executive officer received a base salary increase in 2009.

2009 Short-Term Incentive Compensation

The Verizon Short-Term Incentive Plan, which is referred to as the Short-Term Plan, motivates executives to achieve challenging short-term performance goals. Each year, the Committee establishes the potential value of the opportunities under the Short-Term Plan, as well as the performance targets required to achieve these opportunities.

The Committee sets the value of the Short-Term Plan award opportunity as a percentage of an executive’s base salary. The applicable percentage for each named executive officer is based on the scope of the executive’s responsibility and on the competitive pay practices of the Related Dow Peers for comparable positions. These award opportunities are established at threshold, target and maximum levels, each of which is dependent on achieving different performance measures. The Short-Term Plan award opportunities for each of the named executive officers are shown in the Grants of Plan-Based Awards table on page 47.

The following chart shows the 2009 target Short-Term Plan award opportunity for each of the named executive officers.

Named Executive Officer	Target 2009 Short-Term Plan Award Opportunity
Mr. Seidenberg	$3,937,500
Mr. Strigl	$1,987,500
Mr. McAdam	$928,125
Mr. Killian	$928,125
Mr. Diercksen	$562,500
Ms. Toben	$1,312,500	*

*	Represents Ms. Toben’s award opportunity assuming she had remained with the Company throughout 2009. Because Ms. Toben retired on June 26, 2009, her Short-Term Plan award opportunity and actual award were both prorated for that portion of the year that she was employed by the Company.

The 2009 target award opportunities for Messrs. Seidenberg, Strigl and McAdam and Ms. Toben did not increase from the target levels established for their 2008 awards. The 2009 target award opportunities for Messrs. Killian and Diercksen increased solely as a result of their base salary increases. Whether, and the extent to which, the named executive officers earn the targeted Short-Term Plan award is determined based on whether Verizon achieves performance measures established by the Committee.

Determination of Annual Performance Measures

The Committee reviews and establishes the performance measures for the Short-Term Plan on an annual basis to ensure that the program design appropriately motivates executives to achieve challenging financial and operational performance goals. In the first quarter of 2009, the Committee reviewed and approved the following annual financial and operating performance measures for all of Verizon’s corporate executives, including the named executive officers, and ascribed to each the weighting shown below.

Performance Measure	% of Total Award at Target
Adjusted EPS	50%
Revenue	35%
Free Cash Flow	10%
Diversity	5%

As discussed previously, because the Committee believes that shareholders and the investment community primarily evaluate Verizon on its consolidated performance, the Committee based the Short-Term Plan award opportunities for all corporate executive officers, including the named executive officers, on three Company-wide financial performance measures, as determined by specific goals for adjusted EPS, revenue and free cash flow. Using these measures provides balance within the Short-Term Plan because executives can only achieve a maximum total award when there is significant profitability, significant revenue and significant free cash flow. The Committee also recognized that the executives must successfully manage the challenges for each business segment to create revenue, segment operating earnings and free cash flow in order to achieve the overall Company performance goals.

Adjusted EPS.   The Committee views adjusted EPS as an important indicator of Verizon’s success. The Committee has selected adjusted EPS as one of the performance measures under the Short-Term Plan because it is broadly used and recognized by investors as a significant indicator of Verizon’s ongoing operational performance. Adjusted EPS excludes non-recurring and non-operational items, such as impairments and gains and losses from discontinued operations, business combinations, changes in accounting principles, extraordinary items and restructurings. As a result, adjusted EPS is not positively or negatively impacted from period to period by these types of items, so it better reflects the relative success of the Company’s ongoing business.

In setting the adjusted EPS target for 2009 and in evaluating the Company’s success in meeting that target, the Committee took into account that the Company’s stock repurchases were within the limits of the stock repurchase plan approved by the Board at the time the adjusted EPS target was established.

In addition, the Committee’s policy requires the exclusion of the effect of any net impact from pension income and other postretirement benefit costs. For 2009, the Committee reviewed the net impact of pension and postretirement benefit costs on adjusted EPS and determined the adjusted EPS measure for compensation purposes after excluding the impact of any net cost from pension and other postretirement benefit costs.

Revenue.   The Committee also views achievement of consolidated total revenue goals as another important indicator of the Company’s success in managing its capital investments. This measure reflects the level of penetration of products and services in key markets.

Free Cash Flow.   The Committee views consolidated free cash flow as another important indicator of Verizon’s success in delivering shareholder value because investors often consider free cash flow as part of their equity valuation models. Free cash flow is determined by subtracting capital expenditures from cash flow from operations. The Committee introduced free cash flow as a performance measure for 2009 and will continue to regularly evaluate the most appropriate mix and balance of financial measures. The Committee believes that this type of cash flow measure is relevant for Verizon because it is an indication of the amount of cash that the Company has available to return to shareholders in the form of dividends and to reduce its outstanding debt – an important financial goal.

Diversity.   The Company is committed to promoting diversity among its employees and to recognizing and encouraging the contribution of diverse business partners to the Company’s success. To reflect that important commitment, the 2009 performance measures also include a diversity measure.

The value of the Short-Term Plan award opportunity for each performance measure varies depending on the Company’s performance with respect to that measure. In general, for each measure, (i) if performance exceeds the target performance range, the value of the opportunity for that measure will be greater than the target opportunity but not above the maximum award opportunity for that measure; (ii) if performance is below the target range but exceeds the threshold performance, the value of the opportunity for that measure will be between the target and threshold values for that measure; and (iii) if performance is below the threshold performance, no value will be paid with respect to that measure. The Committee also has the discretion to modify awards based on other factors that it deems appropriate. If the Company’s performance is below the threshold for all of the performance measures, no award will be paid under the Short-Term Plan for that year.

In addition, under the Short-Term Plan no awards may be paid if Verizon’s return on equity for the plan year, calculated based on adjusted net income, does not exceed 8%, even if some or all of the performance measures are achieved.

The Committee believes that these performance measures are appropriate to motivate the Company’s executives to achieve outstanding short-term results and to build long-term value for shareholders.

2009 Annual Performance Measures

The 2009 annual performance measures for the named executive officers are shown below:

•	An adjusted EPS target range of $2.45 to $2.52;
•	A consolidated total revenue target range of $106.8 billion to $108.7 billion;
•	A consolidated free cash flow target range of $6.7 billion to $8.2 billion; and
•	A diversity target of (i) having 50% of new hires and promotions at and above the manager level consist of minority and female candidates, and (ii) directing at least $304 to $308 million in supplier spending at the corporate level to minority- and female-owned or operated firms.

2009 Company Results and Annual Performance Awards

Despite a recessionary economy, Verizon reported generally strong 2009 results. However, adjusted EPS was below the target performance measure range. Verizon’s 2009 performance results included:

•	Return on equity of 15.7%[1];
•

Adjusted EPS of $2.40[1], which, after considering the net impact of pension and other postretirement benefit costs, for compensation purposes was 1.6% lower than the bottom of the target performance measure range as described above;

•	Consolidated total revenue of $107.8 billion, or within the target performance measure range as described above;
•	Consolidated free cash flow of $14.5 billion, or 76.8% higher than the top of the target performance measure range as described above; and
•	112% of the diversity measure for new hires and promotions and 110% of the diversity supplier spending measure.

In addition to considering the Company’s performance against the pre-established performance measures, the Committee considered that the Company did not achieve its adjusted EPS target notwithstanding the significant investments Verizon made in its strategic growth areas and the cost reduction initiatives it undertook in 2009, that the Company’s revenue growth slowed significantly from the first half of 2009 to the second half of 2009 and that the Company’s performance was affected by unanticipated events.

[1]	For 2009, adjusted net income and adjusted EPS exclude the following items:
•	Merger integration and acquisition costs;
•	Access line spin-off and other charges; and
•	Severance, pension and benefit charges.

A detailed description of the nature and amount of these items may be found in the Company's Current Report on Form 8-K filed with the SEC on January 26, 2010.

After considering the level of performance and taking into account the other factors described above, the Committee and, for Mr. Seidenberg, the Board, approved payment of Short-Term Plan awards at 75% of the target level. This level of payout is significantly lower than the level of payout under the Short-Term Plan in 2008. However, given the Company’s performance in 2009, the Committee believes that the amount of the Short-Term Plan award payouts made to all Verizon employees, including the named executive officers, was appropriate. The following table shows the amount of the Short-Term Plan awards paid to each named executive officer.

Named Executive Officer	Actual 2009 Short-Term Plan Award
Mr. Seidenberg	$2,953,125
Mr. Strigl	$1,490,625
Mr. McAdam	$696,094
Mr. Killian	$696,094
Mr. Diercksen	$421,875
Ms. Toben *	$492,188

*	As a result of Ms. Toben’s retirement on June 26, 2009, her Short-Term Plan Award was prorated for the portion of the year that she was employed by the Company.

Long-Term Incentive Compensation

The Verizon Long-Term Incentive Plan, which is referred to as the Long-Term Plan, rewards participants for the creation of long-term shareholder value over a three-year period. In considering the appropriate duration of the performance cycle under the Long-Term Plan, the Committee believes that it is important to establish a period that is longer than one year in order to meaningfully evaluate the performance of long-term strategies and the effect on value returned to shareholders. The Committee determined that a three-year performance cycle for the Long-Term Plan awards was appropriate. For each performance cycle, the Committee establishes target award opportunities that are set as a percentage of base salary.

Currently, long-term incentive awards consist of PSUs and RSUs. The 2009 PSU and RSU grants are payable in cash so that the number of Verizon shares outstanding does not increase when they are paid and accordingly, there is no equity dilution to Verizon’s shareholders. In determining whether Long-Term Plan awards should be payable in shares or cash, the Committee regularly considers the alignment of executive’s interests with those of Verizon’s shareholders, the potential impact on shareholder dilution and cash flow concerns.

The value of each PSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in PSUs. The dividend equivalents are only paid to the extent that PSUs are vested and earned. The Committee determines an executive’s compensation opportunity by assuming that he or she will earn 100% of the PSUs initially awarded in any performance cycle. However, the number of PSUs that are actually earned and paid is determined based on Verizon’s TSR, as compared to a designated peer group over the three-year performance cycle. The final value of each PSU is based on the closing price of Verizon’s stock on the last trading day of the year that the performance cycle ends. As a result, awarding PSUs provides a strong incentive to senior management to outperform Verizon’s peer companies.

On the date of the award, the Committee also establishes the number of RSUs that may be earned over an award cycle. The value of each RSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in RSUs. The dividend equivalents are only paid to the extent that RSUs are vested and earned. The 2009 RSU awards are payable at the end of the three-year award cycle based on Verizon’s closing stock price on the last trading day of the year that the award cycle ends and provide a retention-oriented award linked with Verizon’s stock price.

2009 Long-Term Plan Award Opportunities

For 2009, Messrs. Strigl, McAdam, Killian and Diercksen and Ms. Toben received 60% of their 2009 Long-Term Plan award opportunity in the form of PSUs and 40% in the form of RSUs. This allocation reflects the Committee’s focus on encouraging both outstanding relative TSR performance and the retention of the Company’s highly-qualified senior management team. Because the Committee believes that the CEO has the primary responsibility for the overall success of implementing Verizon’s strategic growth initiatives and for increasing the value of Verizon’s stock, Mr. Seidenberg’s entire Long-Term Plan award opportunity for 2009, consistent with prior performance cycles, consists of PSUs. Also consistent with prior performance cycles, Mr. Seidenberg’s 2009 award provides a separate opportunity to earn an additional payout. This additional opportunity is based upon the Company’s performance relating to certain pre-established strategic initiatives. However, Mr. Seidenberg’s total payout cannot exceed the maximum award value.

The Committee generally establishes an executive’s Long-Term Plan award opportunity as a percentage of the executive’s base salary. These targets for the named executive officers, which have not changed since 2006, were 625% for Messrs. Seidenberg and Strigl, 525% for Messrs. McAdam and Killian and Ms. Toben, and 500% for Mr. Diercksen. However, in consideration of the overall economic conditions, the Committee reduced the target value of the 2009 Long-Term Plan grants by approximately 15%.

The following table shows the awards granted to the named executive officers during 2009 in connection with the annual long-term incentive compensation opportunity. A description of the 2009 PSU awards, including the performance requirements, follows the table.

Named Executive Officer	2009 Target Award Value in Total		PSUs	RSUs
Mr. Seidenberg	$11,079,000	*	100%	0%
Mr. Strigl	$6,990,615		60%	40%
Mr. McAdam	$3,656,404		60%	40%
Mr. Killian	$3,359,163		60%	40%
Mr. Diercksen	$1,971,208		60%	40%
Ms. Toben	$3,877,853		60%	40%

*	As described below, the Committee has the discretion to recommend that the Board increase the value of Mr. Seidenberg’s award based upon performance relating to strategic initiatives.

Terms of 2009 PSU Awards

The following table shows the percentage of PSUs originally awarded for the 2009-2011 performance cycle that can be earned based on a range of relative TSR positioning compared with the companies in the Related Dow Peers.

Verizon’s Relative TSR Ranking Among the Companies in the Related Dow Peers	Percentage of Awarded PSUs that will be Earned	Performance Level
1 – 4	200%	Maximum
5 – 8	175%	Above Target, Below Maximum
9 – 12	150%
13 – 16	100%	Target
17 – 21	75%	Below Target, Above Threshold
22 – 25	50%	Threshold
26 – 34	0%	Below Threshold

Verizon’s TSR during the three-year performance cycle must rank at least 16th, or above the median, among the members of the Related Dow Peers in order to earn 100% of the target number of PSUs. Similarly, the maximum number of PSUs (200% of target) can only be earned if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers. If Verizon’s TSR during the three-year performance cycle is below approximately the 25th percentile of the companies in the Related Dow Peers, none of the PSUs will be earned.

Under Mr. Seidenberg’s 2009 PSU award, the Committee may recommend that the Board increase his payout based on the Company’s performance during the three-year performance cycle in the following strategic areas: (i) producing double-digit consolidated earnings growth each year; (ii) maintaining Verizon Wireless’s market leadership position; (iii) sustaining Verizon’s top line consolidated total revenue growth at 3-5% per year; (iv) developing Verizon’s executive talent pool and preparing Verizon’s succession plan; (v) participating in and providing leadership to various industry forums; (vi) implementing key policy initiatives; and (vii) delivering synergies from the acquisition of Alltel Corporation. The Committee has not assigned a particular weight to any of these strategic initiatives and has the discretion to recommend to the Board whether and to what degree the award should be increased. However, if Verizon’s relative TSR performance during the measurement period does not merit any payout of PSUs, Mr. Seidenberg may not receive any payment of his 2009 PSU award (including any portion relating to these strategic initiatives). The maximum total payout for Mr. Seidenberg’s 2009 PSU award, including the value of any discretionary payment based on these strategic initiatives, cannot exceed the amount that would be payable if the percentage of earned PSUs was equal to 200% of the number of PSUs awarded.

Terms of 2007 PSU Awards Earned in 2009

With respect to the PSUs awarded in 2007, the Committee determined the number of PSUs a participant earned based on Verizon’s TSR for the 2007-2009 three-year performance cycle relative to the TSRs of:

•	The companies in a telecommunications industry peer group shown below, referred to as the Industry Peers (60% weight); and
•	The companies in the S&P 500 Index (40% weight).

For PSUs awarded prior to the 2008-2010 award cycle, including the 2007 PSU awards, the Committee compared the Company’s stock performance to the Industry Peers to determine a portion of the award. The Industry Peers were selected because they are companies that compete directly with Verizon for customers and are generally affected by similar market and regulatory conditions. The Committee based the remainder of the award on the Company’s TSR performance compared to the companies in the S&P 500 Index in order to approximate the value of the Company’s performance compared to a common investment alternative for shareholders.

The following chart shows the Industry Peers as of December 31, 2009. The Industry Peers include companies in Verizon’s industry sector (regardless of size) that provide wireline, wireless and broadband communications services.

INDUSTRY PEERS

AT&T	Comcast	Qwest
Cablevision	Frontier Communications	Sprint Nextel
CenturyTel	Level 3 Communications	Time Warner
Charter Communications

The following table illustrates the percentages of the PSUs initially awarded for the 2007-2009 performance cycle that could potentially be earned based on a range of relative TSR performance.

		Verizon’s Relative TSR Position Compared to S&P 500
		less than 20th percentile	20th percentile	50th percentile	55th percentile	75th percentile	100th percentile
Verizon’s Relative TSR Position Compared to Industry Peers	less than 20th percentile	0%	16%	40%	44%	60%	80%
	20th percentile	18%	34%	58%	62%	78%	98%
	50th percentile	45%	61%	85%	89%	105%	125%
	55th percentile	60%	76%	100%	104%	120%	140%
	75th percentile	90%	106%	130%	134%	150%	170%
	100th percentile	120%	136%	160%	164%	180%	200%

As the chart illustrates, the target award is payable if Verizon’s results are at the 55th percentile when compared to the Industry Peers and the 50th percentile when compared to the companies in the S&P 500 Index.

2007 PSUs Earned by the Named Executive Officers and All Other Plan Participants.   Over the three-year performance cycle ending on December 31, 2009, Verizon’s TSR ranked in the 70th percentile when compared to the Industry Peers and in the 64th percentile when compared to the S&P 500 Index companies, significantly outperforming both peer groups. The payout is based on the Company’s performance over the entire three-year cycle. As a result, the Committee approved in 2010 a payment to all participants of 135% of the number of PSUs awarded for the 2007-2009 performance cycle.

Mr. Seidenberg’s Award.   As a participant in the Long-Term Plan, Mr. Seidenberg received the same percentage of the 2007 PSUs as all other participants in the Plan. Under the separate opportunity provided to Mr. Seidenberg, the Committee also had the discretion to recommend that the Board increase his payout for the 2007-2009 performance cycle to a total level that did not exceed his maximum award opportunity, based on the Company’s performance during that three-year period with respect to the following strategic initiatives: maintaining and growing Verizon’s market leadership positions with respect to corporate reputation, brand recognition, and broadband and wireless growth; the successful passage and implementation of key policy initiatives; and the development and implementation of Verizon’s succession plan. The Committee did not assign any specific weighting to these strategic initiatives. In assessing whether an increased payment was appropriate, the Committee and the Board considered Mr. Seidenberg’s leadership, guidance and contribution to the following achievements.

•	As the result of significant growth in broadband and wireless penetration and strategic initiatives, over the three-year period Verizon realized compound annual growth in consolidated revenue of 7% and Verizon Wireless realized compound annual growth in revenue of 19%, which led our three largest competitors in the wireless industry.
•	At the end of 2009, Verizon Wireless had 91.2 million total customers and Verizon’s FiOS internet and TV products were available for sale to 12.2 million and 11.7 million premises, respectively. In addition, Verizon added 2.2 million broadband connections and 2.7 million FiOS TV customers during the three-year period.
•	During the three-year period, Verizon received approval for 765 local franchises in support of FiOS TV products covering 11.4 million premises; and received regulatory approval for the FairPoint Communications divestiture and the Alltel Corporation acquisition.
•	Under Mr. Seidenberg’s leadership and guidance, Verizon has continued to demonstrate the depth and strength of its senior management team as several key executives have assumed new leadership roles. These moves highlight Mr. Seidenberg’s contributions to the succession planning process through the selection, development and training of talented internal candidates.

Based on the successful achievement of these strategic initiatives, the Committee recommended and the independent members of the Board approved paying Mr. Seidenberg approximately $6.8 million dollars under the terms of his 2007-2009 PSU award agreement in addition to the amount that was payable to him based solely on Verizon’s relative TSR performance over the 2007-2009 performance cycle.

As previously noted, the Committee encourages a pay-for-performance environment by linking long-term compensation opportunities to the creation of sustained shareholder value. The Committee reviews the potential payouts for varying levels of performance under the Long-Term Plan to ensure that they are consistent with aligning executive compensation with the creation of shareholder value. For the three-year period ending on December 31, 2009, under Mr. Seidenberg’s leadership, Verizon’s stock delivered a total return of positive 4.0%, which compared to a total return of negative 15.9% for the Standard and Poor’s 500 Index, negative 34.9% total return for the median company in the Industry Peers and negative 5.6% total return for the median company in the Related Dow Peers over the same three-year period. In addition, during this period Verizon made significant capital investments in its business to help facilitate future growth opportunities in its most strategic areas. The Committee recommended and the Board concluded that the total payment to Mr. Seidenberg was consistent with the level of value created for shareholders over this three-year period.

2009 Special Succession Planning and Retention Grants

Special PSU Awards.   In connection with the Board’s ongoing long-term succession planning efforts, in December 2009, the Committee authorized a special grant of PSUs to Messrs. McAdam and Killian under the terms and conditions of the Long-Term Plan. Each PSU represents a share of Verizon stock that may become payable after the completion of a three-year performance cycle ending on December 31, 2012, based on performance and provided that the holder remains actively employed throughout the cycle, subject to the terms of the grant agreement. The number of PSUs that vest at the end of the three-year performance cycle will be determined based on Verizon’s ROE during the performance cycle. No PSUs will vest unless Verizon’s ROE exceeds 8%. Two times the nominal number of PSUs granted will vest if Verizon’s ROE meets or exceeds 17% at the conclusion of the performance cycle. If Verizon’s ROE during the three-year performance cycle falls between the 8% threshold and 17% maximum, the Committee has the discretion to vest between 50% and 150% of the nominal number of PSUs granted, plus any accrued dividend equivalents on the vested portion of the grant. If 100% of the nominal PSUs vest, based on Verizon’s closing stock price on December 18, 2009, the date of grant, each of the grants would have a value of approximately $4.5 million plus accrued dividends.

All PSUs that vest at the end of the three-year performance cycle based on ROE performance, including accrued dividend equivalents on the vested portion of the grant, will be settled in shares of Verizon common stock. To the extent any common stock is issued, the grant agreements require that Messrs. McAdam and Killian hold such shares for an additional two-year period after the end of the performance cycle.

The Committee believes these grants provide a strong link with financial and stock performance for shareholders, as well as providing a strong retention incentive based on the time period for vesting and the required retention of vested shares for two key members of Verizon’s senior management team.

Special RSU Award.  In recognition of his critical contributions toward the success of Verizon’s strategic transactions, including the Alltel Corporation acquisition and the Frontier Communications Corporation transaction, a special grant of 60,000 RSUs was made in February 2009 to Mr. Diercksen. These RSUs are payable in cash, fully vest on the third anniversary of the grant date, and accrue dividend equivalents to the extent the RSUs vest. The RSUs had a grant date value of approximately $1,871,400. The Committee believes that special awards for executives engaged in extraordinary projects or transactions on behalf of the Company may be merited, but should not be a part of the regular annual compensation program, just as significant milestones in transaction activity are not routine.

Other Elements of the Total Compensation Program

Transportation

The Company provides certain aircraft and ground transportation benefits to enhance the safety and security of certain of the named executive officers. Additional information on Company-provided transportation is included in footnote 4 to the Summary Compensation Table on page 46. As described above, in 2009 the Company eliminated the policy of providing personal use of corporate aircraft as an employment benefit to its current and future CEOs following retirement and eliminated the practice of providing a tax-gross up payment with respect to the cost of spousal travel in connection with business-related events.

Executive Life Insurance

The Company offers the named executive officers and other executive employees the opportunity to participate in an executive life insurance program in lieu of participation in the Company’s basic and supplemental life insurance programs. The Committee believes that this program provides an important recruiting and retention tool that is a valuable component of Verizon’s overall compensation plan. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 46. As described above, the Company has discontinued the practice of providing a tax gross-up payment to executives to offset their tax liability related to the payments that the Company makes to the executives to defray a portion of the premium under the life insurance program for employee participants beginning with the 2010 premium payment and for those participants who retire after December 31, 2009.

Financial Planning

The Company provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executive employees. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 46.

Retirement Benefits

Effective June 30, 2006, Verizon stopped all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. The Committee determined that guaranteed pay in the form of pension and supplemental executive retirement benefits was not consistent with the Company’s pay-for- performance culture. These legacy retirement benefits that were previously provided to Verizon’s named executive officers are described in more detail in the footnotes accompanying the pension plan table on pages 50-51.

During 2009, all of Verizon’s named executive officers were eligible to participate in the Company’s tax-qualified and nonqualified savings plans. These plans are described in the section entitled Defined Contribution Savings Plans on pages 51-52.

Tax and Accounting Considerations

Federal income tax law generally prohibits publicly-held companies from deducting compensation paid to a named executive officer (other than a chief financial officer) that exceeds $1 million during the tax year unless it is based upon attaining pre-established performance measures that are set by the Committee pursuant to a plan approved by the Company’s shareholders. The Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders including determining when to request shareholder approval of the Verizon incentive plans and when to award compensation that may not qualify for a tax deduction. The Committee considered the desirability of tax deductibility for performance-based executive compensation in determining to submit Verizon’s Long-Term Plan to the shareholders for approval in 2009.

Management has advised the Committee that the compensation paid to the named executive officers under the Short-Term Plan currently meets the performance-based exception and is deductible. However, as in the case of any compensation paid with respect to the 2007-2009 and 2008-2010 performance cycles under the Long-Term Plan, if the named executive officers receive compensation for the 2009-2011 performance cycle under the Long-Term Plan, such payments will not be deductible because at the time the award was granted, the categories of performance measures under the Long-Term Plan had not been approved by Verizon’s shareholders. Management has advised the Committee that not having a tax deduction for payments (if any) under the Long-Term Plan for these performance cycles will not be material to Verizon’s overall tax liability. With shareholder approval of Verizon’s Long-Term Plan in 2009, the Long-Term Plan once again meets the performance-based exception, and future performance-based awards paid under the Long-Term Plan will be deductible until such time as shareholder approval of the Long-Term Plan is again required.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program available to the named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of the Company and its shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards that are payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

Employment Agreements, Severance and Change in Control Benefits

Legacy Employment Agreements

When the Verizon merger was completed in 2000, the Company negotiated and entered into an employment agreement with Mr. Strigl, who was an executive officer of the Company. The Committee believed that it was important to ensure that Mr. Strigl would continue to provide the expertise and continuity that were critical to the Company’s success. In 2000, the Company also entered into an employment agreement with Ms. Toben, who was a senior executive, but not an executive officer, at that time. In addition, in 2000, Verizon Wireless entered into an employment agreement with Mr. McAdam, who was a senior executive of Verizon Wireless at that time, but not an executive officer of Verizon. Mr. McAdam’s employment agreement was assumed by Verizon when he became an executive officer of Verizon in 2007. Mr. Seidenberg’s employment agreement expired in 2004 and was not replaced. In 2003 and 2005, the Company also entered into an employment agreement with each of Mr. Killian and Mr. Diercksen, respectively.

The compensation levels established under each of the employment agreements reflect the Company’s general compensation practices, as applicable to each individual’s position, at the time of execution of the agreements. The severance benefits and the circumstances under which they would be payable were based on each executive’s position and tenure with the Company and competitive practices among the Company’s peers at the time of execution of the agreements. Consistent with these competitive practices, the definitions of “cause” and “good reason” incorporated into the agreements were selected to assure that the executives would be fairly compensated in the event that the Company denied them the opportunity to fulfill the terms of their agreements, or materially altered the terms and conditions under which they were to perform their services. These severance benefits are described in more detail in the section entitled Severance and Change in Control Benefits on pages 53-57.

In addition, under the terms of Mr. Killian’s employment agreement, any severance benefits that he would otherwise be eligible to receive as a result of an involuntary termination of his employment without cause or as a result of a termination of his employment for good reason would be reduced by the amount contained in his special retention account under the Verizon Income Deferral Plan. This special retention account was established for Mr. Killian at the time of the merger between Bell Atlantic and GTE in exchange for his waiver of any entitlement he had to certain payments and benefits under a prior executive retention agreement with NYNEX Corporation. As of December 31, 2009, the amount of Mr. Killian’s special retention account was equal to $1,631,170.

Mr. Strigl retired from the Company effective December 31, 2009. The Company has determined that Mr. Strigl is eligible to receive separation benefits under the terms of his employment agreement. These benefits are described in more detail in the section entitled Severance and Change in Control Benefits on pages 53-57. As reflected in the Summary Compensation Table on page 45, the total amount of his cash separation payment is equal to $18,550,000 and will be payable on or about July 1, 2010. In addition, Mr. Strigl is eligible to receive certain other benefits that he is entitled to as a retiree of the Company. At the time of his retirement and as required by his employment agreement as a condition to receive separation benefits, Mr. Strigl executed a release and agreed that he will not compete or interfere with any Verizon business for a period of one year after his separation from service.

Ms. Toben retired from the Company effective June 26, 2009. The Company has determined that Ms. Toben is eligible to receive separation benefits under the terms of her employment agreement. These benefits are described in more detail in the section entitled Severance and Change in Control Benefits on page 53. As reflected in the Summary Compensation Table on page 45, Ms. Toben received a cash separation payment equal to $3,500,000 on or about December 30, 2009. In addition, Ms. Toben is eligible to receive certain other benefits that she is entitled to as a retiree of the Company. At the time of her retirement and as required by her employment agreement as a condition to receiving separation benefits, Ms. Toben executed a release and agreed that she will not compete or interfere with any Verizon business for a period of one year after her separation from service. In addition, effective August 1, 2009, Ms. Toben entered into a one-year Consultant Agreement with the Company to assist the Company with its spin-off of its North Central Area region and subsequent merger with and into Frontier Communications Corporation, among other services. Under this Consultant Agreement, Ms. Toben will be compensated at a rate of $125,000 per month for her services. While she is a party to the Consultant Agreement, Ms. Toben is bound by certain confidentiality and conflict of interest covenants. The terms of the Consultant Agreement extend the period that Ms. Toben will not compete or interfere with any Verizon business until August 1, 2011, which is approximately 25 months after her retirement date.

In February 2010, the Committee decided that it would not extend the terms of any outstanding Verizon executive employment agreements. As a result, all of Verizon’s outstanding executive employment agreements will expire by their terms at the end of the remaining portion of the applicable two-year term provided for under such agreements. Eligibility for any separation benefits provided under these agreements will also expire at the end of the applicable term. Each of Verizon’s continuing named executive officers, other than the Chairman and Chief Executive Officer, has an outstanding employment agreement that is impacted by this decision. In addition, each of the outstanding executive employment agreements were amended in February 2010, effective as of December 31, 2009, to eliminate the tax gross-up payment that was provided under the terms of the agreement with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment. As a result, none of the named executive officers is eligible for any such excise tax gross-up payments. The Committee believes that eliminating the excise tax gross-up payment on any Section 280G excess parachute payments and deciding not to renew any of the outstanding employment agreements are consistent with emerging compensation best practices.

Senior Manager Severance Plan

The Committee continues to believe that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest quality management team. As such, in connection with the decision by the Committee to not renew any of the outstanding employment agreements, after consultation with Mr. Seidenberg, the Committee recommended and the Board approved the adoption of the

Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause from the Company. This plan generally memorializes the terms and conditions of Verizon’s senior manager severance policy and is consistent with the terms and conditions of Verizon’s broad-based severance plan that is provided to all of Verizon’s management employees. All senior managers of the Company other than the CEO are eligible to participate in this plan. To the extent that a senior manager is eligible for severance benefits under an outstanding employment agreement or any other arrangement, that person will not be eligible for any duplicative benefits under the severance plan. Under the severance plan, to the extent a participant has been involuntarily terminated without cause or, in the case of a named executive officer, to the extent that the independent members of the Board determine that there has been a qualifying separation, the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of their base salary and target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. The plan does not provide for any severance benefits based upon a change in control of the Company.

The named executive officers are eligible to receive a cash separation payment based on a formula equal to two times the sum of their base salary and target short-term incentive opportunity. Other senior manager participants are eligible to receive a cash separation payment based on a formula equal to between 0.75 and two times their base salary and target short-term incentive opportunity depending on their position at the time of their separation from employment. In order to be eligible for any severance benefits, participants must execute a release satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after their separation from employment. As noted, Mr. Seidenberg is not eligible to participate in the severance plan nor is he eligible to receive any other cash separation payments from the Company upon his termination from service.

Shareholder Approval of Certain Severance Arrangements

In 2007, the Committee revised its policy relating to shareholder approval or ratification of any new employment agreement or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan incentive target opportunity. The revised policy more specifically defines the elements of severance pay and specifies that a lump-sum cash severance payment includes payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly-situated management employees and payments in excess of, or outside, the terms of a Company plan or policy.

Stock Ownership Guidelines

To further align the interests of Verizon’s management with those of its shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels.

•	The guidelines require the CEO to maintain share ownership equal to at least five times his base salary and require the other named executive officers to maintain share ownership equal to at least four times their base salaries.
•	The guidelines also prohibit an executive from short-selling or engaging in any financial activity where they would benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon 401(k) plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any existing or future PSUs and RSUs that are payable in cash or are unvested. Executives are required to meet the guideline level of ownership by the later of April 1, 2011 or within five years of being promoted to their position.

Recovery of Incentive Payments

The Committee believes that it is appropriate that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in fraudulent or other inappropriate conduct. Accordingly, the Committee has adopted a policy that enables the Company to recapture and cancel certain incentive payments received by an executive who has engaged in financial misconduct.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ivan G. Seidenberg	2009	2,100,000	0	11,079,000	0	2,953,125	521,924	880,282	17,534,331
Chairman & CEO	2008	2,100,000	0	13,125,010	0	3,740,625	420,738	946,754	20,333,127
	2007	2,100,000	0	13,125,200	0	4,200,000	203,231	852,312	20,480,743

Dennis F. Strigl	2009	1,325,000	0	6,990,615	0	1,490,625	140,013	19,175,134	29,121,387
President & COO	2008	1,319,231	0	8,281,604	0	1,888,125	121,613	657,410	12,267,983
	2007	1,250,000	0	10,812,824	0	2,000,000	34,515	615,797	14,713,136

Lowell C. McAdam	2009	825,000	0	8,156,404	0	696,094	310,755	284,534	10,272,787
Executive Vice President &	2008	823,077	0	4,331,649	0	881,719	1,310,261	288,945	7,635,651
President & CEO	2007	800,000	0	4,200,520	0	1,032,000	207,429	332,224	6,572,173
Verizon Wireless Joint Venture

John F. Killian	2009	793,693	0	7,859,163	0	696,094	152,821	292,150	9,793,921
Executive Vice President & CFO

John W. Diercksen	2009	497,462	0	3,842,608	0	421,875	48,201	136,009	4,946,155
Executive Vice President
Strategy, Development & Planning

Doreen A. Toben	2009	437,500	0	3,877,853	0	492,188	180,874	4,401,481	9,389,896
Former Executive Vice President &	2008	871,154	0	4,593,994	0	1,246,875	149,875	283,183	7,145,081
CFO	2007	825,000	0	4,331,620	0	990,000	20,788	282,860	6,450,268

[1]

The amounts in this column reflect the grant-date fair value of the PSUs and RSUs based on Verizon’s stock price on the grant date. The grant date fair value of PSUs awarded to the named executive officers has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believes is most likely to be achieved under the grants. In addition, this column includes a special RSU award for Mr. Diercksen with a target award value of $1,871,400.

The following table reflects the grant date fair value of the PSUs included in this column of the Summary Compensation Table, as well as the maximum value of these awards to the named executive officers if due to the Company’s performance during the applicable performance cycle, the PSUs vested at their maximum level based on Verizon’s stock price on the grant date of the awards:

	Grant Date Fair Value of PSUs				Maximum Value of PSUs*
Name	2007	2008	2009	2009 Special PSUs	2007	2008	2009	2009 Special PSUs
Mr. Seidenberg	13,125,200	13,125,010	11,079,000	NA	26,250,400	26,250,020	22,158,000	NA
Mr. Strigl	4,687,680	4,969,036	4,194,431	NA	9,375,360	9,938,072	8,388,862	NA
Mr. McAdam	2,520,160	2,599,063	2,193,905	4,500,000	5,040,320	5,198,126	4,387,810	9,000,000
Mr. Killian	NA	NA	2,015,498	4,500,000	NA	NA	4,030,996	9,000,000
Mr. Diercksen	NA	NA	1,182,725	NA	NA	NA	2,365,450	NA
Ms. Toben	2,598,820	2,756,470	2,326,774	NA	5,197,640	5,512,940	4,653,548	NA

*	Does not include dividend equivalent units, which would accrue on the vested portion of the award.
[2]	The amounts in this column for 2009 reflect the 2009 Short-Term Plan award paid to the named executive officers in February 2010 as described on pages 34-37.
[3]

The amounts in this column for 2009 reflect the sum of the change in the actuarial present value for the defined benefit plans and the above-market earnings on nonqualified deferred compensation plans as follows: $48,535 and $473,389 for Mr. Seidenberg; $4,357 and $135,656 for Mr. Strigl; $252,670 and $58,085 for Mr. McAdam; $85,413 and $67,408 for Mr. Killian. For Mr. Diercksen and Ms. Toben, there was a reduction in pension value of $11,268 and $16,433, respectively, based on the applicable calculation formula. Accordingly, the amounts shown in this column for Mr. Diercksen and Ms. Toben reflect above market earnings only. Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

[4]	The following table provides the detail for 2009 compensation reported in the “All Other Compensation” column:

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Financial Planning Allowance[c] ($)	Personal Travel[d] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[e] ($)	Taxes Associated with Personal Travel and Life Insurance[f] ($)	Employment Agreement[g] ($)	Consulting Agreement[h] ($)	All Other Compensation Total ($)
Mr. Seidenberg	115,531	12,411	10,000	0	18,081	419,897	166,395	137,967	NA	NA	880,282
Mr. Strigl	123,678	13,494	10,000	0	18,150	222,834	127,138	109,840	18,550,000	NA	19,175,134
Mr. McAdam	10,174	0	10,000	7,521	18,150	109,854	63,875	64,960	0	NA	284,534
Mr. Killian	95,979	0	10,000	0	15,798	94,055	37,186	39,132	0	NA	292,150
Mr. Diercksen	0	0	0	0	18,415	56,138	33,755	27,701	0	NA	136,009
Ms. Toben	8,347	0	9,500	0	10,800	122,100	67,456	58,278	3,500,000	625,000	4,401,481

a)

The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2009 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

b)

The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles (ii) multiplying the total 2009 personal miles by the incremental vehicle cost per mile and (iii) adding the incremental driver cost (the 2009 driver hours for personal use multiplied by the driver’s hourly rate).

c)

The Company provides each of the named executive officers with a financial planning allowance equal to the Company’s payment for the services, up to $10,000. Mr. Diercksen did not use this allowance in 2009. Because Mr. Seidenberg’s benefit is provided under a predecessor company’s program, he receives imputed income on 100% of the value reported. All of the other named executive officers that participate in Verizon’s financial planning program receive imputed income on 50% of the value reported.

d)

The aggregate incremental cost of personal travel is equal to the direct expense related to Mr. McAdam’s spouse’s attendance at a business event. Expenses include lodging, ground transportation, meals and other travel-related items.

e)

Executive life insurance is available to executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy and is responsible for paying the premiums. However, Verizon pays each executive an amount, which is shown in this column, that is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For Messrs. Strigl and McAdam and Ms. Toben, the executive life insurance policy provides a death benefit equal to five times the sum of the executive’s base salary plus his or her short-term incentive opportunity at the threshold level if the executive dies before a designated date. For Mr. Strigl and Ms. Toben, this date is the earlier of the fifth anniversary of his or her retirement or the date on which the executive reaches age 65, and for Mr. McAdam this date is the latest of his retirement date, the date on which he reaches age 60 or the fifth anniversary of plan participation. If the executive continues the policy after that date, the death benefit is reduced to two times the executive’s base salary. For Messrs. Seidenberg, Killian and Diercksen the executive life insurance policy provides for a death benefit equal to approximately $10 million, $4.2 million and $2.6 million, respectively, subject to 5% annual benefit increases if the executive is both active and age 60 or younger, as a result of the preservation of benefits under a predecessor company’s plan.

f)

For Messrs. Seidenberg, Strigl, Killian and Diercksen and Ms. Toben, the amount in this column is the tax gross-up associated with the payment they received in March 2009 to cover the executive life insurance premium payment described in footnote e. For Mr. McAdam, the amount in this column includes a tax gross-up of $9,776 associated with personal travel, and a tax gross-up of $55,184 associated with the executive life insurance premium payment. In April 2009, the Company announced that it will eliminate tax gross-ups for Company-paid premiums under the Verizon executive life insurance plan for employee participants beginning with the 2010 premium payment and for those participants who retire after December 31, 2009. Beginning in 2010, the Company will no longer reimburse executives for the tax liability associated with the cost of spousal travel in connection with business-related events.

g)

The Company determined that upon Mr. Strigl’s departure on December 31, 2009 and Ms. Toben’s departure on June 26, 2009, both were eligible to receive certain benefits under the terms and conditions of their employment agreements, as described in the Compensation Discussion and Analysis on page 43.

h)	This column reflects payment for five months of Ms. Toben’s consulting agreement as described on page 43.

Plan-Based Awards

The following table provides information about the 2009 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of Plan-Based Awards

Name (a)	Type of Award[1]	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Seidenberg	STIP	—	2,625,000	3,937,500	5,250,000
	PSU	2/5/2009				177,605	355,210	710,420				11,079,000
Mr. Strigl	STIP	—	1,325,000	1,987,500	2,650,000
	PSU	2/5/2009				67,240	134,480	268,960				4,194,431
	RSU	2/5/2009							89,650			2,796,184
Mr. McAdam	STIP	—	618,750	928,125	1,237,500
	PSU	2/5/2009				35,170	70,340	140,680				2,193,905
	PSU	12/18/2009				68,598	NA	274,390				4,500,000
	RSU	2/5/2009							46,890			1,462,499
Mr. Killian	STIP	—	618,750	928,125	1,237,500
	PSU	2/5/2009				32,310	64,620	129,240				2,015,498
	PSU	12/18/2009				68,598	NA	274,390				4,500,000
	RSU	2/5/2009							43,080			1,343,665
Mr. Diercksen	STIP	—	375,000	562,500	750,000
	PSU	2/5/2009				18,960	37,920	75,840				1,182,725
	RSU	2/5/2009							25,280			788,483
	RSU	2/5/2009							60,000			1,871,400
Ms. Toben	STIP	—	875,000	1,312,500	1,750,000
	PSU	2/5/2009				37,300	74,600	149,200				2,326,774
	RSU	2/5/2009							49,730			1,551,079

[1]	These awards are described in the Compensation Discussion and Analysis on pages 34-41.
[2]	The actual amount awarded in 2009 was paid in February 2010 and is shown in column (g) of the Summary Compensation Table on page 45.
[3]

These columns reflect the potential payout range of PSU awards granted in 2009. The February 5 grants are the grants made in accordance with the Company’s annual compensation process, as described on pages 37-39, and the December 18 grants are the special PSU grants described on pages 40-41. With respect to the February 5 grants, at the conclusion of the three-year performance period, payouts can range from 0% to 200% of the target award based on Verizon’s relative TSR position as compared with the Related Dow Peers, as described in more detail on page 38. PSUs and the applicable dividend equivalents are paid only if Verizon’s relative TSR meets or exceeds threshold performance objectives. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends on the total number of PSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock. Based on the Company’s most recent quarterly dividend of $0.475 per share, the Company estimates that the named executive officers will receive the following number of additional PSUs in the form of dividend equivalents if Verizon’s relative TSR meets target performance: 67,234 PSUs for Mr. Seidenberg; 25,454 PSUs for Mr. Strigl; 13,314 PSUs for Mr. McAdam; 12,231 PSUs for Mr. Killian; 7,177 for Mr. Diercksen, and 14,120 PSUs for Ms. Toben. With respect to the December 18 grants to

Messrs. McAdam and Killian, the number of PSUs that vest at the end of the three-year performance cycle will be determined based on Verizon’s return on equity (“ROE”) during the performance cycle, and the final award will include dividend equivalents that accrue on the vested portion of the award. No PSUs will vest unless Verizon’s ROE exceeds 8%. Two times the nominal number of PSUs granted will vest if Verizon’s ROE meets or exceeds 17% at the conclusion of the performance cycle. If Verizon’s ROE during the three-year performance cycle falls between the 8% threshold and 17% maximum, the Committee has the discretion to vest between 50% and 150% of the nominal number of PSUs granted. Based on the Company’s most recent quarterly dividend, the Company estimates that Messrs. McAdam and Killian will both receive 27,891 additional PSUs in the form of dividend equivalents if 100% of these PSUs vest.

[4]

This column reflects the RSU awards granted in 2009 to the named executive officers. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock.

[5]

This column reflects the grant date fair value of each equity award based on the closing price of Verizon’s common stock on the grant date. For PSUs, the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believes is the most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1] (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($) (j)	Grant Date
Mr. Seidenberg	547,949	0	0	57.22	1/25/2010	0		0	393,751	13,044,971	2/7/2008
	672,750	0	0	41.88	6/30/2010	0		0	185,822	6,156,283	2/5/2009
	812,371	0	0	54.32	1/10/2011
	779,251	0	0	47.03	1/23/2012
	509,427	0	0	37.24	2/2/2013
	484,690	0	0	35.51	2/3/2014
Mr. Strigl	131,507	0	0	57.22	1/25/2010	99,377		3,292,360	149,071	4,938,722	2/7/2008
	414,000	0	0	41.88	6/30/2010	93,798		3,107,528	70,351	2,330,729	2/5/2009
	253,885	0	0	54.32	1/10/2011
	259,785	0	0	47.03	1/23/2012
	219,316	0	0	35.51	2/3/2014
Mr. McAdam[5]	420,863	0	0	13.89	3/31/2014	51,978		1,722,031	77,972	2,583,212	2/7/2008
						49,059		1,625,325	36,797	1,219,085	2/5/2009
						0		0	205,794	6,817,955	12/18/2009
Mr. Killian	64,604	0	0	57.22	1/25/2010	47,754		1,582,090	71,631	2,373,135	2/7/2008
	51,750	0	0	41.88	6/30/2010	45,073		1,493,268	33,805	1,119,960	2/5/2009
	59,916	0	0	54.32	1/10/2011	0		0	205,794	6,817,955	12/18/2009
	59,823	0	0	47.03	1/23/2012
Mr. Diercksen	40,395	0	0	57.22	1/25/2010	28,023		928,402	42,034	1,392,586	2/7/2008
	31,050	0	0	41.88	6/30/2010	26,450		876,289	19,837	657,200	2/5/2009
	46,543	0	0	54.32	1/10/2011	62,776	[6]	2,079,769	0	0	2/5/2009
	46,264	0	0	47.03	1/23/2012
	37,053	0	0	37.24	2/2/2013
	46,161	0	0	35.51	2/3/2014
Ms. Toben	85,697	0	0	57.22	1/25/2010	55,126		1,826,324	82,694	2,739,652	2/7/2008
	134,550	0	0	41.88	6/30/2010	52,031		1,723,787	39,026	1,292,931	2/5/2009
	129,468	0	0	54.32	1/10/2011
	128,650	0	0	47.03	1/23/2012
	144,382	0	0	37.24	2/2/2013
	127,177	0	0	35.51	2/3/2014

[1]

The annual 2008 and 2009 RSU awards vest on December 31, 2010 and December 31, 2011, respectively. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2009.

[2]	The value of these awards was calculated by using a share price of $33.13, the closing price of Verizon’s common stock on December 31, 2009.
[3]

The 2008 PSU awards, the February 2009 PSU awards and the December 2009 PSU awards vest on December 31, 2010, December 31, 2011 and December 31, 2012, respectively. PSUs and the applicable dividend equivalents are paid to the extent that Verizon’s performance meets or exceeds the applicable threshold performance objectives. As required by SEC rules, the number of units in this column represents the 2008 PSU awards at target value, the February 2009 PSU awards at threshold value and the December 2009 PSU awards at the top end of the discretionary range, in each case including accrued dividend equivalents through December 31, 2009 that will be paid to the executives if the awards vest at the indicated levels.

[4]	This column represents the value of the PSU awards listed in column (i) based on a share price of $33.13, the closing price of Verizon’s common stock on December 31, 2009.
[5]

Each option award listed for Mr. McAdam represents unexercised partnership value appreciation rights granted by Verizon Wireless, his employer on the date the rights were granted. When he exercises these rights he will receive a cash amount equal to the difference between the then current value of the corresponding Verizon Wireless partnership rights over the exercise price for such rights as reported in the table. The Option Awards section of the table shows the number of unexercised partnership value appreciation rights held by Mr. McAdam at year-end, the exercise price and expiration date of the award. The values in the Stock Awards section of the table are attributable to grants of Verizon RSU and PSU awards.

[6]	Represents Mr. Diercksen’s special RSU award of 60,000 units which vests on December 31, 2011.

Value Realized from Stock Options and Certain Stock-Based Awards

The following table reports the number of options that the named executive officers exercised in 2009 and the value realized from the vesting of the following stock-based awards:

•	2007 PSUs that vested on December 31, 2009;
•	2007 RSUs that vested on December 31, 2009 for Mr. Strigl, Mr. McAdam, Mr. Killian, Mr. Diercksen and Ms. Toben; and
•	2007 Special RSU award that vested on January 31, 2009 for Mr. Strigl.

In 2010, based on the Company’s relative TSR, the Committee approved a payment of 135% of the target number of PSU awards granted for the 2007-2009 performance cycle for all participants, including the named executive officers. Verizon’s TSR ranked in the 70th percentile when compared to the Industry Peers and in the 64th percentile when compared to the companies in the S&P 500 Index over that same period. For Mr. Seidenberg, the Board approved his 2007 PSU award payment, including that portion relating to strategic initiatives, as described on page 40. The values of the 2007 PSU awards for Mr. Seidenberg, Mr. Strigl, Mr. McAdam, Mr. Killian, Mr. Diercksen and Ms. Toben were $25,000,000, $6,470,188, $3,478,459, $3,195,756, $1,822,100 and $3,587,031, respectively, and the value of the 2007 RSUs for Mr. Strigl, Mr. McAdam, Mr. Killian, Mr. Diercksen and Ms. Toben were $3,195,155, $1,718,016, $1,578,151, $899,803 and $1,771,632, respectively. The value of Mr. Strigl’s special 2007 RSU award that vested on January 31, 2009 was $2,601,420.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mr. Seidenberg	0	0	754,603	25,000,000
Mr. Strigl	0	0	378,831	12,266,763
Mr. McAdam	0	0	156,851	5,196,475
Mr. Killian	0	0	144,096	4,773,907
Mr. Diercksen	0	0	82,158	2,721,903
Ms. Toben	0	0	161,747	5,358,663

Pension Plans

The following table illustrates the actuarial present value as of December 31, 2009 of pension benefits accumulated by the named executive officers.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit[1] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. Seidenberg	Verizon Management Pension Plan	44	1,657,689	0
	Verizon Excess Pension Plan	5	1,283,735	0
Mr. Strigl	Verizon Management Pension Plan	21	257,618	0
	Verizon Excess Pension Plan	5	601,472	0
Mr. McAdam[2]	Verizon Wireless Retirement Plan - Qualified	26	1,089,559	0
	Verizon Wireless Retirement Plan - Nonqualified	10	1,646,212	0
Mr. Killian	Verizon Management Pension Plan	31	1,132,941	0
	Verizon Excess Pension Plan	5	228,283	0
Mr. Diercksen	Verizon Management Pension Plan	23	749,548	0
	Verizon Excess Pension Plan	5	158,023	0
Ms. Toben	Verizon Management Pension Plan	37	1,332,849	0
	Verizon Excess Pension Plan	4	342,169	0

[1]

The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 12 to the Company’s consolidated financial statements for the year ended December 31, 2009, as included in the Company’s 2009 Annual Report to Shareowners. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he or she can retire without having the retirement benefit reduced under the plan. For Mr. McAdam, the assumptions are generally the same as described above.

Until June 30, 2006, Messrs. Seidenberg, Strigl, Killian and Diercksen and Ms. Toben were eligible to receive pension benefits under either (i) a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service or (ii) a highest average pay formula based on 1.35% of the executive’s average annual eligible pay for the five highest consecutive years for each year of service. Under the cash balance formula, a participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. Mr. McAdam was not eligible for benefits under the Verizon Management Pension Plan because he was employed by Verizon Wireless prior to January 1, 2007. Eligible pay under the Verizon Management Pension Plan consisted of the employee’s base salary and the short-term incentive award, up to the IRS qualified plan compensation limit.

The Verizon Excess Pension Plan was the Company’s nonqualified defined benefit retirement plan, and pension benefits for all eligible pay in excess of the IRS limit were provided under this plan based on the cash balance formula. Mr. McAdam was not eligible for benefits under the Verizon Excess Pension Plan because he was employed by Verizon Wireless prior to January 1, 2007. As previously noted, all accruals under both the Verizon Management Pension Plan and the Verizon Excess Pension Plan were frozen as of June 30, 2006. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

[2]

In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan. Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. In 2008, the Verizon Wireless Retirement Plan was amended to recognize eligibility service and age increases for employees who transferred to Verizon Communications on or after January 1, 2001. As a result, Mr. McAdam can continue to accrue service towards an unreduced service pension. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the short-term incentive award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

Defined Contribution Savings Plans

During 2009, the named executive officers were eligible to participate in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan.

The named executive officers were permitted to defer up to 16% of their eligible pay into the Savings Plan provided they did not exceed the IRS qualified plan compensation limit. Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay that any participant contributes to the Savings Plan. If a participant’s compensation exceeds the IRS compensation limit, he or she can generally contribute additional amounts into the Deferral Plan, and Verizon provides a matching contribution percentage under that plan equal to the matching contribution in the Savings Plan. Under the Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS compensation limit, short-term incentive compensation and long-term incentive compensation. Deferrals of long-term incentive compensation, such as PSUs and RSUs, are not eligible for Company matching contributions.

The named executive officers who participate in the Savings Plan and the Deferral Plan were eligible for an additional discretionary matching contribution of up to 3% of eligible pay. In determining whether to make a discretionary matching contribution, the Committee uses the same criteria it uses to determine the short-term incentive award paid to employees at the corporate level. For example, if the Short-Term Plan award for corporate employees is paid at target, employees who participate in the Savings Plan and employees who participate in the Deferral Plan would be eligible for an additional 2% in Company matching contributions. Employees must contribute at least 6% of their eligible pay to the Savings Plan and the Deferral Plan in order to be eligible for the full discretionary matching contribution. For 2009, based upon the Short-Term Plan award being paid at 75% of target, a 1.0% discretionary matching contribution was approved.

An employee may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to all plan participants.

The following table shows the 2009 account activity for each named executive officer and includes each executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2009.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions[3] ($) (e)	Aggregate Balance at Last FYE[3] ($) (f)
Mr. Seidenberg	Verizon Executive Deferral Plan	335,738	419,897	412,789	0	5,170,689	[4]
	Verizon Income Deferral Plan	0	0	2,766,024	0	49,825,543	[4]
Mr. Strigl	Verizon Executive Deferral Plan	1,008,863	222,834	407,718	0	7,842,852
	Verizon Income Deferral Plan	0	0	599,205	0	8,552,118
Mr. McAdam	Verizon Executive Deferral Plan	916,519	109,854	140,747	0	2,413,454
	Verizon Wireless Executive Deferral Plan	0	0	22,700	0	376,769
	Verizon Wireless Executive Savings Plan	0	0	107,941	0	1,791,597
Mr. Killian	Verizon Executive Deferral Plan	73,805	94,055	62,194	0	1,143,698
	Verizon Income Deferral Plan	0	0	262,118	0	4,373,948	[5]
Mr. Diercksen	Verizon Executive Deferral Plan	549,889	56,138	341,279	(154,835)	4,792,403
	Verizon Income Deferral Plan	0	0	251,609	0	3,095,128
Ms. Toben	Verizon Executive Deferral Plan	676,251	122,100	756,721	0	7,918,824
	Verizon Income Deferral Plan	0	0	996,613	0	10,214,784

[1]

Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (c) and (j): for Mr. Seidenberg, $111,300; for Mr. Strigl, $64,800; for Mr. McAdam, $34,800; for Mr. Killian, $32,873, for Mr. Diercksen, $75,738; and for Ms. Toben, $31,500.

[2]	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation Table.
[3]

The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officer in the Summary Compensation Table in previous proxy statements of the registrant:

•	For Mr. Seidenberg, a total of $40,749,175 was reported (1998 to 2009);
•	For Mr. Strigl, a total of $14,233,984 was reported (2001 to 2009);
•	For Mr. McAdam, a total of $1,282,047 was reported (2008 to 2009); and
•	For Ms. Toben, a total of $12,575,585 was reported (2003 to 2009).
[4]	For Mr. Seidenberg, approximately 35% of his aggregate balance is invested in Verizon share units.
[5]	For Mr. Killian, $1,631,170 of his aggregate balance reflects amounts received pursuant to his special retention account which is described on page 43.

Employment Arrangements Related to Changes in Control

Mr. Seidenberg’s employment agreement expired in 2004 and was not replaced. Accordingly, Mr. Seidenberg is not eligible for any severance benefits upon his termination from service, including if he is terminated following a Change in Control. Pursuant to the terms of Mr. Seidenberg’s Long-Term Plan award agreements, he has agreed not to compete or interfere with any Verizon business for a period of two years after his termination from employment and he has agreed to protect Verizon’s trade secrets and proprietary information. Like all other plan participants, if Mr. Seidenberg retires voluntarily, he is eligible for a prorated Short-Term Plan award for the year in which he retires subject to the attainment of the applicable performance measures. Mr. Seidenberg is also eligible for vesting and payment of outstanding Long-Term Plan awards, but only to the extent they are earned. Thus, no PSUs will be paid unless Verizon’s relative TSR meets or exceeds threshold performance objectives.

Verizon has employment agreements with Messrs. McAdam, Killian and Diercksen which provide separation benefits under certain circumstances, including a Change in Control. Under the employment agreements, a Change in Control will occur if:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;
•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or
•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a Change in Control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;
•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;
•	Verizon’s CEO is the CEO of the surviving corporation; and
•	The headquarters of the surviving corporation is located in New York, New York.

In February 2010, the Committee decided that it would not extend any outstanding Verizon executive employment agreements. As a result, all of Verizon’s outstanding executive employment agreements will expire by their terms at the end of the remaining portion of the applicable two-year term provided for under such agreements. Eligibility for any separation benefits provided under these agreements will also expire at the end of the applicable term. The employment agreements with Messrs. McAdam, Killian and Diercksen described above are impacted by this decision. In addition, each of the outstanding executive employment agreements was amended in February 2010, effective December 31, 2009, to eliminate the tax gross-up payment that was provided under the terms of the agreement with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payments. As a result, none of the continuing named executive officers is eligible for any such excise tax gross-up payments. The Committee believes that eliminating the excise tax gross-up on Section 280G excess parachute payments and deciding not to renew any of the outstanding employment agreements is in accordance with emerging compensation best practices. In addition, the Committee believes that it can still attract, retain and motivate a talented and diverse executive workforce with the adoption of the Senior Manager Severance Plan, which is discussed in more detail below.

Severance and Change in Control Benefits

The following tables show the specific payments that would have been made to Messrs. Seidenberg, Strigl, McAdam, Killian and Diercksen if a termination, death, disability or a Change in Control had occurred on December 31, 2009. The footnotes to these tables appear on pages 56-57 following the tables.

The following tables do not include amounts payable upon termination for pension benefits and accrued balances under any nonqualified deferred compensation plan. Those benefits are described above in the Pension Benefits and Nonqualified Deferred Compensation tables on pages 50 and 51 respectively.

These tables also do not include amounts that would be payable to the named executive officers under the Senior Manager Severance Plan described on pages 43-44, because that plan was not in effect on December 31, 2009. Under the plan, to the extent that a continuing named executive officer other than the CEO has been involuntarily terminated without cause or the independent members of the Board determine that there has been a qualifying separation, the officer is eligible to receive a lump-sum cash separation payment equal to two times his or her base salary and target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under an outstanding employment agreement or any other arrangement, that person will not be eligible for any duplicative benefits under the severance plan. The plan does not provide for any severance benefits based upon a change in control of the Company.

The Company determined that under the terms and conditions of her employment agreement, upon her departure on June 26, 2009, Ms. Toben was entitled to receive a separation payment of $3,500,000, which was payable to Ms. Toben on or about December 30, 2009. In addition, Ms. Toben was eligible to receive, and did receive, a prorated portion of her Short-Term Plan award payment for 2009 in the amount of $492,188 (which was based on the actual level of achievement under the Company’s Short-Term Plan), and she was eligible to receive an executive life insurance benefit described in footnote 4 to the tables below in the amount of $317,585, a tax-gross up described in footnote 5 to the tables below in the amount of $258,795, a financial planning benefit in the amount of $10,000 and outplacement services in the amount of $14,500. Ms. Toben is also eligible to receive payment on her 2008 and 2009 Long-Term Plan awards, to the extent that they vest, at the end of their respective performance cycles. The values of her 2008 PSUs, 2008 RSUs, 2009 PSUs and 2009 RSUs, based on the assumptions described in footnote 1 to the tables below, were $2,739,652, $1,826,324, $2,585,830 and $1,723,787, respectively. As described on page 43, as a condition to receipt of these benefits, Ms. Toben executed a release and agreed that she would not compete or interfere with any Verizon business for a designated period.

Mr. Seidenberg

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason Or Change In Control ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	NA	0	0	0
Short-term Incentive	3,937,500	3,937,500	0	NA	3,937,500	3,937,500	3,937,500
Long-term Incentives[1]
Performance Stock Units
2008 PSU Grant	13,044,971	13,044,971	0	NA	13,044,971	13,044,971	13,044,971
2009 PSU Grant	12,312,566	12,312,566	0	NA	12,312,566	12,312,566	12,312,566
Employment Agreement	NA	NA	NA	NA	NA	NA	NA
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	NA	0	0	883,722
Executive Life Insurance[4]	2,163,063	2,163,063	0	NA	0	10,051,000	2,163,063
Tax Gross-up5	1,588,997	1,588,997	0	NA	0	0	1,588,997
Financial Planning	10,000	10,000	0	NA	0	10,000	10,000
280G Tax Gross-up6	NA	NA	NA	NA	NA	NA	NA
Total	33,057,097	33,057,097	0	NA	29,295,037	39,356,037	33,940,819

Mr. Strigl7

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Termination For Change In Control ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0	0
Short-term Incentive	1,987,500	1,987,500	0	1,987,500	1,987,500	1,987,500	1,987,500	1,987,500
Long-term Incentives[1]
Performance Stock Units
2008 PSU Grant	4,938,722	4,938,722	0	4,938,722	4,938,722	4,938,722	4,938,722	4,938,722
2009 PSU Grant	4,661,457	4,661,457	0	4,661,457	4,661,457	4,661,457	4,661,457	4,661,457
Restricted Stock Units
2008 RSU Grant	3,292,360	3,292,360	0	3,292,360	3,292,360	3,292,360	3,292,360	3,292,360
2009 RSU Grant	3,107,528	3,107,528	0	3,107,528	3,107,528	3,107,528	3,107,528	3,107,528
Employment Agreement[2]	0	18,550,000	0	18,550,000	18,550,000	0	18,550,000	17,660,413
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	0	889,587
Executive Life Insurance[4]	450,958	450,958	0	450,958	450,958	0	12,500,000	450,958
Tax Gross-up5	367,478	367,478	0	367,478	367,478	0	0	367,478
Financial Planning	10,000	10,000	0	10,000	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	14,500	0	0	0
Telecommunications Services	11,569	11,569	0	11,569	11,569	0	0	0
280G Tax Gross-up6	NA	NA	NA	NA	NA	NA	NA	NA
Total	18,827,572	37,392,072	0	37,392,072	37,392,072	17,987,567	49,047,567	37,366,003

Mr. McAdam

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	928,125	928,125	0	928,125	928,125	928,125	928,125
Long-term Incentives[1]
Performance Stock Units
2008 PSU Grant	2,583,212	2,583,212	0	2,583,212	2,583,212	2,583,212	2,583,212
2009 PSU Grant	2,438,169	2,438,169	0	2,438,169	2,438,169	2,438,169	2,438,169
Special 2009 PSU Grant	0	4,545,303	0	0	0	4,545,303	4,545,303
Restricted Stock Units
2008 RSU Grant	1,722,031	1,722,031	0	1,722,031	1,722,031	1,722,031	1,722,031
2009 RSU Grant	1,625,325	1,625,325	0	1,625,325	1,625,325	1,625,325	1,625,325
Employment Agreement[2]	0	2,887,500	0	2,887,500	0	1,443,750	0
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	1,685,163
Executive Life Insurance[4]	305,112	305,112	0	305,112	0	7,220,000	305,112
Tax Gross-up5	248,631	248,631	0	248,631	0	0	248,631
Financial Planning	10,000	10,000	0	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	0	0	0
280G Tax Gross-up6	NA	NA	NA	NA	NA	NA	NA
Total	9,860,605	17,307,908	0	12,762,605	9,296,862	22,515,915	16,091,071

Mr. Killian

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	928,125	928,125	0	928,125	928,125	928,125	928,125
Long-term Incentives[1]
Performance Stock Units
2008 PSU Grant	2,373,135	2,373,135	0	2,373,135	2,373,135	2,373,135	2,373,135
2009 PSU Grant	2,239,919	2,239,919	0	2,239,919	2,239,919	2,239,919	2,239,919
Special 2009 PSU Grant	0	4,545,303	0	0	0	4,545,303	4,545,303
Restricted Stock Units
2008 RSU Grant	1,582,090	1,582,090	0	1,582,090	1,582,090	1,582,090	1,582,090
2009 RSU Grant	1,493,268	1,493,268	0	1,493,268	1,493,268	1,493,268	1,493,268
Employment Agreement[2]	0	1,256,330	0	1,256,330	0	1,443,750	0
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	1,720,242
Executive Life Insurance[4]	969,810	969,810	0	969,810	0	4,255,000	969,810
Tax Gross-up5	654,662	654,662	0	654,662	0	0	654,662
Financial Planning	10,000	10,000	0	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	0	0	0
280G Tax Gross-up6	NA	NA	NA	NA	NA	NA	NA
Total	10,251,009	16,067,142	0	11,521,839	8,616,537	18,870,590	16,516,554

Mr. Diercksen

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	562,500	562,500	0	562,500	562,500	562,500	562,500
Long-term Incentives[1]
Performance Stock Units
2008 PSU Grant	1,392,586	1,392,586	0	1,392,586	1,392,586	1,392,586	1,392,586
2009 PSU Grant	1,314,400	1,314,400	0	1,314,400	1,314,400	1,314,400	1,314,400
Restricted Stock Units
2008 RSU Grant	928,402	928,402	0	928,402	928,402	928,402	928,402
2009 RSU Grant	2,956,058	2,956,058	0	2,956,058	2,956,058	2,956,058	2,956,058
Employment Agreement[2]	0	1,750,000	0	1,750,000	0	875,000	0
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	1,257,727
Executive Life Insurance[4]	608,085	608,085	0	608,085	0	2,675,000	608,085
Tax Gross-up5	405,390	405,390	0	405,390	0	0	405,390
Financial Planning	10,000	10,000	0	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	0	0	0
280G Tax Gross-up6	NA	NA	NA	NA	NA	NA	NA
Total	8,177,421	9,941,921	0	9,941,921	7,153,946	10,713,946	9,435,148

[1]	The estimated value of the 2008 and 2009 PSU and RSU awards that would have been payable pursuant to the terms of the award agreements upon retirement on December 31, 2009 were calculated using:
•	$33.13, the closing price of Verizon’s stock on December 31, 2009; and
•	For PSUs, the grant date fair value is based on the vesting of 100% of the nominal PSUs awarded.

If a Change in Control occurs, all of the PSU awards, other than the special 2009 PSU awards, including dividend equivalent units accrued to date, will be immediately payable at their target amount and all RSU awards, including dividend equivalent units accrued to date, will be immediately payable.

[2]	The employment agreements for Messrs. McAdam, Killian and Diercksen provide that:
•	Because all of these executives are retirement eligible, they are eligible for a prorated Short-Term Plan award for the year of retirement (subject to the attainment of the actual performance measures) and vesting and payment of outstanding annual Long-Term Plan awards on the regularly scheduled dates. Mr. McAdam’s and Mr. Killian’s special PSU awards granted on December 18, 2009 will be forfeited in the event of a voluntary separation, including retirement, prior to December 31, 2012. PSUs will be paid to the extent that Verizon’s relative TSR meets or exceeds threshold performance objectives.
•	If the executive’s employment is involuntarily terminated without cause, or is terminated as a result of death or disability, or is voluntarily terminated for good reason, the executive will receive the lump-sum cash severance payment provided in the executive’s employment agreement payable the first business day that occurs six months after separation from service, the ability to exercise outstanding stock options (or, in the case of Mr. McAdam, partnership value appreciation rights) until the earlier of five years after the date of termination or the date on which the option or right expires, and vesting and payment of outstanding Long-Term Plan awards on the regularly scheduled dates. PSUs will be paid to the extent that Verizon’s performance meets or exceeds threshold performance objectives. Good reason is generally defined as a material breach of the executive’s employment agreement, a material reduction in the executive’s overall compensation opportunities or a change of more than fifty miles in the executive’s principal work location. In the event Mr. Killian is involuntarily terminated without cause, or is voluntarily terminated for good reason, the lump-sum cash severance payment would be offset by $1,631,170, which reflects the amount previously provided to Mr. Killian in his special retention account described on page 43.
•	If the executive’s employment is terminated involuntarily without cause following a Change in Control, the executive will generally receive the same benefits as if the executive’s employment were involuntarily terminated without cause as described above.
•	If the executive’s employment is terminated as the result of a disability, the separation benefits under the employment agreement will be offset by amounts payable to the executive under any Company-sponsored disability plan.
•	If the executive’s employment is terminated for cause, he or she will no longer receive any salary or benefits and will forfeit any outstanding stock options and any outstanding PSUs and RSUs. Cause is generally defined as grossly incompetent performance or substantial neglect of duties and responsibilities, fraud, misappropriation or embezzlement, a material breach of Verizon’s Code of Conduct, or conviction of any felony.
•	In order to receive the benefits provided under the terms of the employment agreement, the executive must execute a release satisfactory to the Company and agree not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

Mr. Strigl’s agreement contained the provisions described above. In addition, Mr. Strigl’s agreement provided that if his employment was involuntarily terminated without cause or as a result of death or disability or was voluntarily terminated for good reason, he would receive a lump-sum cash payment equal to two times the sum of his base salary, the short-term incentive opportunity at threshold level and the long-term incentive opportunity at the target level specified in his employment agreement. If Mr. McAdam’s, Mr. Killian’s or Mr. Diercksen’s employment is involuntarily terminated without cause or is voluntarily terminated for good reason, the executive will receive a lump-sum cash payment equal to two times the sum of base salary and short-term incentive opportunity at the threshold level. Upon termination due to death or disability, Mr. McAdam’s, Mr. Killian’s and Mr. Diercksen’s agreements provide a benefit equal to the sum of the executive’s current base salary and the short-term incentive opportunity at threshold level.
[3]

Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. The assumptions used to calculate the value of the disability benefit include a discount rate of 6.25% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Mr. Seidenberg, Mr. Strigl, Mr. McAdam, Mr. Killian and Mr. Diercksen is estimated at $282,920,

$284,798, $539,498, $550,728 and $402,656, respectively, and the nonqualified portion of the benefit is estimated at $600,802, $604,789, $1,145,665, $1,169,514 and $855,071, respectively. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.

[4]

The value of the executive life insurance benefit represents the total amount that would be payable over the life of the policy to the named executive officer under the executive life insurance program, as explained in footnote 4 to the Summary Compensation Table on page 46. In the event of the death of the named executive officer on December 31, 2009, his or her beneficiaries would have been eligible to receive the life insurance benefit shown.

[5]

Represents the tax gross-up associated with the total amount paid to the executive to cover part of the cost of maintaining the policy under the executive life insurance program. Verizon discontinued the practice of making a tax gross-up payment to executives to offset their tax liability related to the payments that the Company makes to the executives to defray a portion of the premium under Verizon’s Executive Life Insurance Plan beginning with the 2010 premium payment and for any participants who retire after December 31, 2009.

[6]

In February 2010, the terms of each of the outstanding executive employment agreements, including those of the named executive officers, were amended to eliminate the tax gross-up payment with respect to the excise tax liability, if any, under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment. These amendments were effective as of December 31, 2009.

[7]

The Company determined that under the terms and conditions of his employment agreement, upon his departure on December 31, 2009, Mr. Strigl was entitled to receive a separation payment of $18,550,000, which will be payable to Mr. Strigl on or about July 1, 2010. In addition, Mr. Strigl was eligible to receive, and did receive, his Short-Term Plan award payment for 2009 (which was based on the actual level of achievement under the Company’s Short-Term Plan), and he was eligible to receive an executive life insurance benefit, a tax gross-up benefit, financial planning and outplacement services, in each case as described above. He is also eligible to receive telecommunications services for a period of five years. Mr. Strigl is also eligible to receive payment on his 2008 and 2009 Long-Term Plan awards, to the extent that they vest, at the end of their respective performance cycles, as described above.

Non-Employee Director Compensation

In 2009, each non-employee Director of Verizon received an annual cash retainer of $85,000, and each Committee Chairperson of a standing Committee received an additional annual cash retainer of $15,000, with the exception of the Audit Committee Chairperson who received an additional $25,000 annual cash retainer. Each Director also received an annual grant of Verizon share equivalents valued at $130,000 on the grant date. No meeting fees were paid if a Director attended a Board or standing Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each Director who attended such a meeting held on any other date received a meeting fee of $2,000.

In addition, in 2009 the Board established a committee composed of Mr. Stafford (Chairperson), Ms. Keeth and Mr. Price to assist the Board in responding to a shareholder demand. The Chairperson received a cash retainer of $5,000, and each Committee member received a meeting fee of $2,000 for each of the four meetings held by the committee during 2009.

A new Director who joins the Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date that the Director joins the Board.

All share equivalents are automatically credited to the Director’s deferred compensation account, invested in a hypothetical Verizon stock fund and paid in a lump-sum in the year following the year that the Director leaves the Board.

Under the Verizon Executive Deferral Plan for Non-Employee Directors, Directors may defer all or part of their annual cash retainer and meeting fees. A Director may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to participants in Verizon’s Management Savings Plan.

Director Compensation

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (f)	All Other Compensation[4] ($) (g)	Total ($) (h)
Richard L. Carrión	91,000	130,000	—	—	7,854	—	228,854
M. Frances Keeth	107,000	130,000	—	—	0	—	237,000
Robert W. Lane	97,000	130,000	—	—	3,308	—	230,308
Sandra O. Moose*	114,000	130,000	—	—	7,218	—	251,218
Joseph Neubauer*	104,000	130,000	—	—	0	—	234,000
Donald T. Nicolaisen*	111,500	130,000	—	—	0	—	241,500
Thomas H. O’Brien**	109,500	130,000	—	—	1,426	—	240,926
Clarence Otis, Jr.	95,000	130,000	—	—	4,402	—	229,402
Hugh B. Price	99,000	130,000	—	—	99	—	229,099
John W. Snow	89,000	130,000	—	—	0	—	219,000
John R. Stafford	102,000	130,000	—	—	17,124	—	249,124

*	Denotes a Committee Chairperson of a standing Committee.
**	During a part of 2009, Mr. O’Brien served as the Chairperson of the Audit Committee.
[1]	This column includes all fees earned in 2009, whether paid in cash or deferred.
[2]

This column reflects the grant date fair value of each Director’s 2009 annual stock award valued at $130,000. The following reflects the aggregate number of stock awards and the aggregate number of option awards outstanding as of December 31, 2009 for each person who served as a non-employee Director during 2009: Richard L. Carrión, 41,909 and 53,020; M. Frances Keeth, 16,069 and 0; Robert W. Lane, 24,144 and 16,600; Sandra O. Moose, 47,876 and 36,123; Joseph Neubauer, 61,984 and 50,775; Donald T. Nicolaisen, 21,575 and 0; Thomas H. O’Brien, 56,023 and 33,793; Clarence Otis, Jr., 21,102 and 0; Hugh B. Price, 40,308 and 41,298; John W. Snow, 15,672 and 0; John R. Stafford, 49,075 and 41,298.

[3]	This column reflects above-market earnings on nonqualified deferred compensation plans. Non-employee Directors do not participate in any defined benefit pension plan.
[4]

Directors who were elected to the Board before 1992 participate in a charitable giving program. Upon the Director’s death, the Company will contribute an aggregate of $500,000 to one or more qualifying charitable or educational organizations designated by the Director. Directors who served as directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in ten annual installments commencing when a director retires or attains age 65 (whichever occurs later) or dies. Directors who served as directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. The charitable giving programs are closed to future participants. In 2009, the cost of maintaining and administering these programs was $112,241.

Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders

On January 29, 2010, there were approximately 2.84 billion shares of Verizon common stock outstanding. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Inc.* 40 East 52nd Street New York, New York 10022	163,044,122	5.74

*	This information is based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock Inc., setting forth information as of December 31, 2009. The Schedule 13G states that BlackRock Inc. has sole voting power and sole dispositive power with respect to the 163,044,122 shares.

Directors and Executive Officers

In the following table, you can find information showing the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director and all executive officers and Directors as a group as of January 29, 2010. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we have indicated otherwise, each individual and/or his or her family member(s) has or have sole or shared voting and/or investment power with respect to the securities. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock[1]	Total[2]
Named Executive Officers:
Ivan G. Seidenberg*	3,405,931	5,152,271
Dennis F. Strigl[3]	1,148,876	2,037,923
John W. Diercksen	245,996	523,599
John F. Killian	182,926	691,068
Lowell C. McAdam	62,148	590,270
Doreen A. Toben	694,886	1,102,688
Directors:
Richard L. Carrión	51,479	90,947
M. Frances Keeth	—	16,069
Robert W. Lane	16,600	40,744
Sandra O. Moose	36,123	83,999
Joseph Neubauer	46,378	122,572
Donald T. Nicolaisen	—	21,575
Thomas H. O’Brien	36,692	92,715
Clarence Otis, Jr.	3,000	24,102
Hugh B. Price	38,094	76,489
Rodney E. Slater**	—	—
John W. Snow	3,138	18,810
John R. Stafford	56,107	94,748

All of the above and other executive officers as a group***	5,813,158	11,156,712

*	Also serves as a Director.
**	Elected to the Board effective March 5, 2010.

***	Does not include shares held by Ms. Toben, who retired effective June 26, 2009, or Mr. Strigl, who retired effective December 31, 2009.

[1]

In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days and/or pursuant to the conversion of certain stock units under deferred compensation plans as follows: 3,258,489 shares for Mr. Seidenberg; 1,146,986 shares for Mr. Strigl; 215,695 shares for Mr. Diercksen; 171,489 shares for Mr. Killian; 691,708 shares for Ms. Toben; 50,285 shares for Mr. Carrión; 16,600 shares for Mr. Lane; 36,123 shares for Dr. Moose; 45,600 shares for Mr. Neubauer; 31,723 shares for Mr. O’Brien; 38,036 shares for Mr. Price; and 46,557 shares for Mr. Stafford. The shares underlying the stock options and deferred compensation units may not be voted or transferred. No shares are pledged as security.

[2]

The “Total” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

[3]	The amounts reported for Mr. Strigl include 154 shares held by his spouse. Mr. Strigl disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require that we disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2009.

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents by the proxies it has received in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

    Deputy General Counsel and

    Corporate Secretary

March 22, 2010

Appendix A

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted these Guidelines and the Committee Charters to provide a framework for the functioning of the Board. The Board will periodically review these materials and practices in light of ongoing developments and the Corporation’s needs to determine whether any changes are required.

Role of the Board

The business of the Corporation is conducted by management, under the direction of the Board of Directors. The Board, and each committee of the Board, has complete access to management. In addition, the Board and each committee have access to independent advisors as each deems necessary or appropriate.

Strategic Planning and Management Development.    At least once a year, the Board conducts a strategic planning session with management. The Board reviews succession planning and management development at least annually. The process includes consideration of organizational needs, competitive challenges, the potential of key managers, planning for future development and emergency situations.

Executive Sessions.    The independent Directors of the Board meet at least twice each year in executive session. The non-employee Directors of the Board meet at least three times each year in executive session. Any Director has the right to call a meeting or executive session of the independent Directors or of the non-employee Directors.

In at least one executive session, the Board assesses the process and effectiveness of the Board (including opportunities for continuing education and orientation of new Directors) and considers any other matters that the Directors request. In an executive session of independent Directors, the Board receives the Human Resources Committee’s report on the CEO’s performance and compensation.

Presiding Director.    At or prior to the Annual Meeting of Shareholders, the independent members of the Board of Directors shall elect an independent director to serve as Presiding Director until the next Annual Meeting, or until his or her successor is elected and qualified. The Presiding Director shall act as liaison with the Chairman, in consultation with the other Directors. In addition, all Directors shall have direct and complete access to the Chairman at any time as they deem necessary or appropriate. The Presiding Director shall chair all executive sessions of the Board and all other meetings of the Board at which the Chairman is not present. The Presiding Director may, in his or her discretion, call a meeting of the Board or an executive session of the Board, and shall call an executive session at the request of any other Director.

The Presiding Director, in consultation with the Chairman, shall review and approve the schedule of meetings of the Board, the proposed agendas and the materials to be sent to the Board. Directors shall have the opportunity to provide suggestions for the meeting schedule, agenda items and materials to the Chairman or the Presiding Director.

Any shareholder or interested party may communicate directly with the Presiding Director:

Verizon Communications Inc.

Presiding Director

Board of Directors

140 West Street, 29th Floor

New York, New York 10007

Committees.    There are three (3) standing committees of the Board: Audit; Corporate Governance and Policy; and Human Resources. The members of the Audit, Corporate Governance and Policy and Human Resources committees will be independent as required by law or regulation. The Board may change the number of committees from time to time.

The responsibilities of each committee are set forth in its charter, which is approved by the Board and posted on the Corporation’s website. Each committee Chair approves the agenda and materials for each meeting and reports its actions and discussions to the Board as soon as practicable. At least annually, each committee conducts an assessment of its charter and its processes and effectiveness.

Membership.    The Corporate Governance and Policy Committee annually reviews and recommends the members and Chair of each committee for approval by the Board. The Committee periodically considers rotating Chairs and members of the committees.

Meetings.    Directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are provided with a copy of the proposed agenda sufficiently in advance of each scheduled meeting in order to have the opportunity to comment on or make changes to the agenda. Directors standing for election are expected to attend the Annual Meeting of Shareholders.

Board Composition and Director Qualifications

The Board will periodically assess the needs of the Corporation to determine the appropriate size of the Board. At all times, a substantial majority of the Board will be independent and not more than two Directors will be current or former employees of Verizon.

Qualifications.    A candidate must:

♦	Be ethical;

♦	Have proven judgment and competence;

♦

Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of the Corporation;

♦	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

♦	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In assessing the appropriate composition of the Board, the Corporate Governance and Policy Committee also considers other factors that are relevant to the current needs of the Corporation, including those that promote diversity.

Identification and Consideration of Candidates.    The Corporate Governance and Policy Committee considers candidates proposed by members of the Committee, other Directors, management and shareholders. The Committee considers candidates for re-election, provided that the candidate has consented to stand for re-election and tendered an irrevocable resignation to the Chairman of the Committee prior to nomination each year. All candidates are evaluated in the same manner. After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

Verizon will conduct an orientation program for each new Director that includes, among other things, a review of the Corporation’s business, financial condition, strategy, ethical obligations, key issues and other relevant topics.

Independence.    A Director is considered independent if the Board finds that the Director is independent under the corporate governance listing standards of the New York Stock Exchange and the Nasdaq Stock Market. In addition, in evaluating independence, the Board will not consider a Director independent if:

1.	Within the past three years, the Director or a Member of the Director’s Immediate Family has:

♦	Been an employee of Verizon or a Verizon subsidiary (“Verizon”);

♦

Received during any 12-month period more than $100,000 in direct compensation from Verizon (other than Director’s compensation and other than pension or other deferred compensation for prior service with Verizon);

♦

Been an executive officer of a company where at the same time a Verizon executive officer or executive in compensation Band 1 (each a “Verizon Senior Executive”) served on the company’s compensation committee;

2.	The Director is retained under a personal or professional services contract by Verizon;

3.

The Director is an employee, or a Member of the Director’s Immediate Family is an executive officer, of a company that has made payments to, or received payments from, Verizon in an amount that, in any of the past three years, exceeded the greater of $1 million or one percent of that company’s consolidated gross revenues;

4.

The Director is an executive officer of a lender to Verizon and Verizon’s outstanding indebtedness to the lender in any of the past three years exceeded one percent of the lender’s outstanding loans at the end of the lender’s fiscal year;

5.

The Director is an executive officer of a non-profit entity that has received contributions from Verizon or its Foundation that, in any of the past three years, exceeded one percent of that entity’s consolidated gross revenues (excluding matching gift contributions by Verizon’s Foundation); or

6.

The Director has any other relationship that the Board determines is inconsistent with applicable laws and regulations on directors’ independence or that is likely to impair the Director’s ability to act independently.

For purposes of these Guidelines except as otherwise noted, a Member of a Director’s Immediate Family includes his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home.

An executive officer of a company on whose board a Verizon Senior Executive serves is not eligible for nomination as a new Director of the Corporation.

Related Person Transaction Policy

Definitions.    For purposes of this Policy,

    “Related Person” means:

1.	any person who has served as a Director or a Verizon executive officer (“Officer”) at any time during the Corporation’s last fiscal year;

2.	any person whose nomination to become a Director has been presented in a proxy statement relating to the election of Directors since the beginning of the Corporation’s last fiscal year;

3.

any person who was at any time during the Corporation’s last fiscal year an “Immediate Family Member” of any of the persons listed above. Immediate Family Member means spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Director, Officer or nominee, and any person (other than a tenant or employee) sharing the household of such Director, Officer or nominee; or

4.

any person or any Immediate Family Member of such person who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation’s stock at the time of the Transaction (as defined below).

    “Related Person’s Firm” means any firm, corporation or other entity in which a Related Person is an executive officer or general partner or in which all Related Persons together have a 10 percent or more ownership interest.

    “Transaction” means any transaction, arrangement or relationship with Verizon since the beginning of the Corporation’s last fiscal year in an amount greater than $120,000 that involves or will involve a Related Person or a Related Person’s Firm. It does not include:

(a)	compensation to a Director or Officer which is or will be disclosed in the Corporation’s proxy statement;
(b)	compensation to an Officer who is not an Immediate Family Member of a Director or of another Officer and which has been approved by the Human Resources Committee or the Board;
(c)

a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

(d)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, indenture trustee, or similar services; or
(e)	a transaction in which the Related Person’s interest arises solely from the ownership of Verizon stock and all shareholders receive the same benefit on a pro rata basis.

    “Related Person Transaction” means a Transaction in which a Related Person is determined to have, had, or will have a direct or indirect material interest.

Policy Statement.    The Board of Directors recognizes that Related Person Transactions can present potential conflicts of interest (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all Related Person Transactions involving the Company.

Process.    Annually, each Director and Officer shall submit to Verizon the name and employment affiliation of his or her Immediate Family Members and the name of any Related Person’s Firm with which any of them are affiliated. Directors and Officers shall notify Verizon promptly of any changes to this information. Each Director and Officer shall also identify any Transaction that they, their Immediate Family Members or their Related Person Firms are or will be involved in. On an ongoing basis, Directors and Officers shall promptly advise the Committee of any changes to such Immediate Family Members, Transactions or Related Person Firms.

Management shall submit Transactions and appropriate supplemental information to the Corporate Governance and Policy Committee for its review.

The Corporate Governance and Policy Committee shall review Transactions in order to determine whether a Transaction is a Related Person Transaction. The Committee shall take such action with respect to the Related Person Transaction as it deems necessary and appropriate under the circumstances, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Committee shall participate in those determinations. In the event it is not practical to convene a meeting of the Corporate Governance and Policy Committee, the Chair of that Committee shall have the right to make such determination and shall promptly report his or her determination in writing to the other members of the Committee.

The Committee shall report its action with respect to any Related Person Transaction to the Board of Directors.

Change in Status or Retirement

If a Director retires or changes his or her employment status or principal responsibility outside of Verizon, the Director will tender a resignation to Verizon. The Corporate Governance and Policy Committee will recommend to the Board whether the resignation should be accepted.

Service on Other Boards

A Director who serves as an executive officer of a public company should not serve on more than three public company boards, including that of his or her own company, and other Directors should not serve on more than six public company boards. In order not to disrupt existing affiliations with other boards, a Director may maintain current positions, even if the number of those positions exceed these limits, unless the Board determines that permitting the position to continue will impair the Director’s ability to serve on the Verizon Board. Directors are expected to advise the Corporate Governance and Policy Committee of any changes in their membership on other boards.

Retirement

A Director will retire from the Board at the Board meeting next following his or her 72nd birthday except that the Directors who would otherwise be required to retire in 2009 based on this provision will retire from the Board at the 2011 Annual Meeting of Shareholders.

Former CEO

The CEO will resign from the Board effective when he or she no longer serves as CEO.

Compensation

The Human Resources Committee periodically reviews and determines Director compensation and benefits. The Committee determines compensation based on a review of comparable companies, alignment with the interests of shareholders and the advice of independent advisors.

Stock Ownership

Directors are encouraged to hold at least 5,000 shares of Verizon stock that may be acquired over a period of up to five years. Shares held by the Director under any deferral plan are included in determining the number of shares held.

Business Conduct and Ethics

Directors are expected to act in compliance with these Guidelines, applicable laws and regulations, and the spirit of the Verizon Code of Business Conduct for employees. Employee Directors are also governed by Verizon’s Code of Business Conduct.

Conflicts of Interest.    A Director should avoid situations that result or appear to result in a conflict of interest with Verizon. A Director may be considered to have a conflict of interest if the Director’s interest interferes or appears to interfere in any material way with the interests of Verizon, including if:

♦

The Director, any Member of the Director’s Immediate Family, or any company with which any of them is associated as an officer, director, five percent or more owner, partner, employee or consultant (i) is a five percent or more owner of, or (ii) has any management interest in, any company that is in the same business as Verizon (“potential competitive interest”); or

♦	The Director offers gifts or other benefits to or solicits or receives gifts or other benefits from another entity as a result of his or her position with Verizon; or

♦	The Director has any other relationship that the Corporate Governance and Policy Committee believes is likely to result in a conflict of interest with Verizon.

A non-employee Director is expected to advise Verizon prior to acquiring or continuing any interest or entering into any transaction or relationship that may present a potential competitive interest. The Corporate Governance and Policy Committee, in consultation with the CEO and Chairman, will review and advise the Board as soon as practicable whether a conflict would be presented.

Corporate Opportunities.    A Director should not take advantage of an opportunity to engage in a business activity that properly belongs to Verizon, including any activity that is discovered as a result of the use of Verizon information or property or in connection with his or her service as a Director. A Director should not use Verizon information, property or his or her position with Verizon for personal gain.

Securities Transactions.    A Director should not trade, or enable any other person to trade, in Verizon’s securities or the securities of another company while aware of material non-public information.

Confidentiality.    Directors should maintain the confidentiality of information about Verizon and other entities which Verizon entrusts to them, except where the disclosure is authorized or required by law.

Fair Dealing.    Directors should act fairly in any dealings with the Corporation’s stakeholders, including customers, suppliers, competitors, employees and shareholders.

Waiver.    No waiver of any provision of the business conduct and ethics requirements for a Director, or of any provision of the Verizon Code of Business Conduct for a Verizon Senior Executive, may be granted without the approval of the Board of Directors. The Board is strongly predisposed against any such waivers. However, in order to approve any such waiver, the Board must affirmatively find that the waiver does not violate any applicable law or regulation and that the waiver is in the best interests of the Corporation. In the event the Board approves a waiver, it will ensure that the waiver and the Board’s rationale for granting the waiver are promptly disclosed, consistent with applicable legal and stock exchange requirements.

Verizon Senior Executives Serving on Outside Boards

A Verizon Senior Executive must obtain approval from the Corporate Governance and Policy Committee in advance of accepting any new membership on the Board of a public company. Verizon Senior Executives may not serve on the Board of more than two public companies other than Verizon.

A Verizon Senior Executive will not accept a new directorship with a company if the CEO or other executive officer of that company is serving as a Director of Verizon.

Shareholder Communications with Directors

If a shareholder wishes to communicate directly with the Board, a Committee of the Board or with an individual Director, he or she should send the communication to:

Verizon Communications Inc.

The Board of Directors [or Committee name or Director’s name, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

Verizon will forward all shareholder correspondence about Verizon to the Board, Committee or individual Director(s).

Policy on Adoption of Shareholder Rights Plans

The Corporation does not currently have a shareholder rights plan, or “poison pill,” and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interest of shareholders, it will seek prior shareholder approval unless the independent Directors, exercising their fiduciary duties, determine that such submission would not be in the best interests of shareholders under the circumstances. If any rights plan is adopted without prior shareholder approval, it will be presented to shareholders within one year or expire within one year without being renewed or replaced. Any plan adopted by the Board will also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

Shareholder Advisory Vote

Effective with the Corporation’s 2009 Annual Meeting of Shareholders, a management proposal related to executive compensation in the form approved by the Board of Directors will be submitted annually to shareholders for a non-binding vote.

DIRECTIONS TO VERIZON COMMUNICATIONS INC. ANNUAL MEETING OF SHAREHOLDERS

The Peabody Little Rock

Three Statehouse Plaza

Little Rock, Arkansas 72201

From the Little Rock National Airport and the South:  Take I-440 West to I-30 East (Downtown Exit). Take I-30 East to Exit 141A (Markham/Cantrell) loop underneath the Interstate. Take the Convention Center Exit to the right and go 3 blocks to Main Street. Turn right at Main Street and then left at West Markham Street/Statehouse Plaza. The hotel will be on the right.

From the Northwest:  Take I-40 East to Little Rock and make a slight right onto US-65 South. Continue I-30 West to Exit 141A for AR-10 toward Cantrell Road/Clinton Avenue. Follow signs for Markham Street/Convention Center and merge onto East 2nd Street. Turn right at Main Street and then left at West Markham Street/Statehouse Plaza. The hotel will be on the right.

From the East:  Take I-40 West to US-167 South/US-67 South. Continue on I-30 West. Take Exit 141A for AR-10 toward Cantrell Road/Clinton Avenue. Follow signs for Markham Street/Convention Center and merge onto East 2nd Street. Turn right at Main Street and then left at West Markham Street/Statehouse Plaza. The hotel will be on the right.

From the Northeast:  Take I-55 South and take Exit 8 to merge onto I-40 West toward Little Rock. Make a slight left at US-167 South/US-67 South and continue onto I-30 West. Take Exit 141A for AR-10 toward Cantrell Road/Clinton Avenue. Follow signs for Markham Street/Convention Center and merge onto East 2nd Street. Turn right at Main Street and then left at West Markham Street/Statehouse Plaza. The hotel will be on the right.

Valet parking is available at the hotel. Self-parking is also available in the Main Street Parking Deck, which is located at the cross streets of Second and Main, two blocks from The Peabody Little Rock. As you exit the parking deck on foot, proceed north on Main Street. After one block, you will approach a three way stop at Main Street and Markham Street. Turn left at the stop sign and The Peabody will be immediately on your right. We will validate your parking ticket so that there will be no charge for parking.

002CS1A364

Admission Ticket

Electronic Voting Instructions

You can vote online or by telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote online

Go online, log in and go to

www.envisionreports.com/VZ

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using an ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A The Board of Directors recommends a vote FOR:

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain

01 - Richard L. Carrión 02 - M. Frances Keeth 03 - Robert W. Lane

04 - Sandra O. Moose 05 - Joseph Neubauer 06 - Donald T. Nicolaisen

07 - Thomas H. O’Brien 08 - Clarence Otis, Jr. 09 - Hugh B. Price

10 - Ivan G. Seidenberg 11 - Rodney E. Slater 12 - John W. Snow

13 - John R. Stafford

For Against Abstain For Against Abstain

2. Ratification of Appointment of Ernst & Young LLP as 3. Advisory Vote Related to Executive Compensation

Independent Registered Public Accounting Firm

B The Board of Directors recommends a vote AGAINST:

For Against Abstain For Against Abstain For Against Abstain

4. Prohibit Granting Stock 5. Gender Identity Non- 6. Performance Stock Unit

Options Discrimination Policy Performance Thresholds

7. Shareholder Right to Call a 8. Adopt and Disclose Succession 9. Shareholder Approval of Benefits Paid After Death

Special Meeting Planning Policy

10. Executive Stock Retention

Requirements

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

0151QD

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box

Verizon Communications Inc.

2010 Annual Meeting Admission Ticket

May 6, 2010, 10:30 A.M. Local Time

The Peabody Little Rock

Three Statehouse Plaza

Little Rock, Arkansas 72201

Upon arrival, please present this admission ticket at the registration desk.

DIRECTIONS TO VERIZON COMMUNICATIONS INC.

ANNUAL MEETING OF SHAREHOLDERS

From the Little Rock National Airport and the South:

Take I-440 West to I-30 East (Downtown Exit). Take I-30 East to Exit 141A (Markham/Cantrell) loop underneath the Interstate. Take the Convention Center Exit to the right and go 3 blocks to Main Street. Turn right at Main Street and then left at West Markham Street/Statehouse Plaza. The hotel will be on the right.

From the Northwest:

Take I-40 East to Little Rock and make a slight right onto US-65 South. Continue I-30 West to Exit 141A for AR-10 toward Cantrell Road/Clinton Avenue. Follow signs for Markham Street/Convention Center and merge onto

E 2nd Street. Turn right at Main Street and then left at W. Markham Street/Statehouse Plaza. The hotel will be on the right.

From the East:

Take I-40 West to US-167 South/US-67 South. Continue on I-30 West. Take Exit 141A for AR-10 toward Cantrell Road/Clinton Avenue. Follow signs for Markham Street/Convention Center and merge onto E 2nd Street. Turn right at Main Street and then left at W. Markham Street/Statehouse Plaza. The hotel will be on the right.

From the Northeast:

Take I-55 South and take Exit 8 to merge onto I-40 West toward Little Rock. Make a slight left at

US-167 South/US-67 South and continue onto I-30 West. Take Exit 141A for AR-10 toward Cantrell Road/Clinton Avenue. Follow signs for Markham Street/Convention Center and merge onto E 2nd Street. Turn right at Main Street and then left at W. Markham Street/Statehouse Plaza. The hotel will be on the right.

Valet parking is available at the hotel. Self-parking is also available in the Main Street Parking Deck, which is located at the cross streets of Second and Main, two blocks from The Peabody Little Rock. As you exit the parking deck on foot, proceed north on Main Street. After one block, you will approach a three way stop at Main Street and Markham Street. Turn left at the stop sign and The Peabody will be immediately on your right. We will validate your parking ticket so that there will be no charge for parking.

Your email address can now help save the environment. Vote online and register for electronic communications with the eTree® program, and we will plant a tree on your behalf.

IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Notice of 2010 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 6, 2010, 10:30 a.m.

Your signature on the reverse side of this card appoints I.G. Seidenberg and W.L. Horton, as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, the proxies will vote for the election of the nominees for Director: Richard L. Carrión,

M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Thomas H. O’Brien, Clarence Otis, Jr., Hugh B. Price, Ivan G. Seidenberg, Rodney E. Slater, John W. Snow and John R. Stafford; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment of the meeting.

This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustees to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this proxy in the enclosed envelope so that it is received by May 3, 2010.

If you do not properly sign and return a proxy, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the Verizon savings plan trustees receive your voting instructions by May 3, 2010, your shares in any of the Verizon employee savings plans will be voted as described in the Proxy Statement.

If you are voting by mail, please sign the reverse side and return this proxy in the enclosed envelope. Please sign exactly as the name(s) appears on this proxy. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.